     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 12, 1999
                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                    FORM S-1

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                           --------------------------

                               DVD EXPRESS, INC.

             (Exact Name of Registrant as Specified in its Charter)

           DELAWARE                          5735                  95-4603442
 (State or Other Jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
     of Incorporation or         Classification Code Number)     Identification
        Organization)                                                 No.)

                           --------------------------

                            7083 HOLLYWOOD BOULEVARD
                         LOS ANGELES, CALIFORNIA 90028
                                 (323) 465-1183

   (Address, Including Zip Code and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                           --------------------------

                               MICHAEL J. DUBELKO
                CHAIRMAN, CHIEF EXECUTIVE OFFICER AND PRESIDENT
                               DVD EXPRESS, INC.
                            7083 HOLLYWOOD BOULEVARD
                         LOS ANGELES, CALIFORNIA 90028
                                 (323) 465-1183

(Name, Address, Including Zip Code and Telephone Number, Including Area Code, of
                               Agent for Service)
                           --------------------------

                                   COPIES TO:

         SCOTT W. ALDERTON, ESQ.                    BRUCE R. HALLETT, ESQ.
           SCOTT D. GALER, ESQ.                     ALLEN Z. SUSSMAN, ESQ.
         JENNIFERLYNN GREGA, ESQ.                    SEAN M. PENCE, ESQ.
TROOP STEUBER PASICH REDDICK & TOBEY, LLP      BROBECK, PHLEGER & HARRISON, LLP
          2029 CENTURY PARK EAST                     38 TECHNOLOGY DRIVE
      LOS ANGELES, CALIFORNIA 90067                IRVINE, CALIFORNIA 92618
              (310) 728-3200                            (949) 790-6300

                           --------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement is declared effective.

    If any of the securities being registered in this form are offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                        CALCULATION OF REGISTRATION FEE

                                                                            PROPOSED MAXIMUM
                        TITLE OF EACH CLASS OF                             AGGREGATE OFFERING            AMOUNT OF
                     SECURITIES TO BE REGISTERED                                PRICE(1)              REGISTRATION FEE
Common Stock, $.0001 par value........................................        $57,500,000                 $15,985

(1) Estimated solely for the purpose of computing the registration fee, in accordance with Rule 457(o) under the Securities Act of 1933, as amended.
                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES, IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  SUBJECT TO COMPLETION, DATED APRIL 12, 1999

PROSPECTUS

                                         SHARES

                               DVD EXPRESS, INC.

                                  COMMON STOCK

                               ------------------

    DVD EXPRESS is a leading Web-based retailer of movies and videos in the digital versatile disc format, commonly known as DVD. We operate our online store at www.dvdexpress.com and offer value-added content, community and other related information through our Web site at www.dvd.com.

    This is our initial public offering, and we are offering       shares of
common stock. We anticipate that the initial public offering price will be
between $      and $      per share. We have applied to list the common stock on
the Nasdaq National Market under the symbol "DVDS."

                            ------------------------

    SEE "RISK FACTORS" BEGINNING ON PAGE 8 FOR A DISCUSSION OF CERTAIN FACTORS THAT YOU SHOULD CONSIDER BEFORE YOU INVEST IN THE COMMON STOCK BEING SOLD WITH THIS PROSPECTUS.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                                              PER SHARE             TOTAL
Public Offering Price...................................................          $                   $
Underwriting Discounts and Commissions..................................          $                   $
Proceeds to DVD EXPRESS.................................................          $                   $

    The underwriters may purchase up to an additional             shares from
DVD EXPRESS at the public offering price, less underwriting discounts, solely to cover over allotments.

    The underwriters are severally underwriting the shares being offered. The underwriters are offering the shares when, as and if delivered to and accepted by them, subject to various prior conditions, including their right to reject orders in whole or in part. The underwriters expect to deliver the shares
against payment in New York, New York on             , 1999.

ING BARING FURMAN SELZ LLC                              FRIEDMAN BILLINGS RAMSEY

                                ----------------

                  THIS PROSPECTUS IS DATED             , 1999.

[PICTURES OF THE HOMEPAGES OF OUR WEB SITES]

DVD EXPRESS is our registered trademark. All other trademarks or services marks used in this prospectus are the property of their respective holders.

                               PROSPECTUS SUMMARY

    YOU SHOULD READ THE FOLLOWING SUMMARY TOGETHER WITH THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS AND THE NOTES TO THOSE STATEMENTS APPEARING ELSEWHERE IN THIS PROSPECTUS.

    EXCEPT AS OTHERWISE NOTED, ALL INFORMATION IN THIS PROSPECTUS: (i) REFLECTS THE AUTOMATIC CONVERSION OF OUR OUTSTANDING SERIES A CONVERTIBLE PREFERRED STOCK INTO COMMON STOCK IMMEDIATELY PRIOR TO THE CLOSING OF THIS OFFERING; (ii) REFLECTS OUR REINCORPORATION IN DELAWARE AND A CONCURRENT 3-FOR-2 STOCK SPLIT OF OUR COMMON STOCK IMMEDIATELY PRIOR TO THE CLOSING OF THIS OFFERING; (iii) REFLECTS OUR CHANGE FROM AN S CORPORATION TO A C CORPORATION FOR INCOME TAX PURPOSES; AND (iv) ASSUMES THAT THE UNDERWRITERS' OVER-ALLOTMENT OPTION WILL NOT BE EXERCISED.

OUR COMPANY

    We are a leading Web-based retailer of movies and videos in the digital versatile disc format, commonly known as DVD. We operate our online store at www.dvdexpress.com and offer value-added content, community and other related information through our Web site at www.dvd.com. Hyperlinks provide easy access between our two Web sites. Our customers benefit from our extensive product selection and availability, convenient shopping experience, helpful customer service, competitive prices and value-added services. Our management's entertainment background, our close relationships with major and independent studios and our Hollywood location provide a unique value to our customers. To enhance our brand recognition and increase traffic to our online store, we have entered into strategic marketing agreements with America Online, Infoseek Corporation (Go.com) and AltaVista as well as other marketing agreements with several hardware and Internet companies.

    We maintain an inventory of nearly every title available in the DVD format in our warehouse. Through our online store, we offer customers the convenience and flexibility of shopping 24 hours a day, seven days a week. We ship our products directly from our warehouse to the customer, usually on the same day orders are received.

    We have grown rapidly since we commenced our online activities in April 1997. Our revenues were $8.9 million in the fourth quarter of 1998, up from $808,000 in the fourth quarter of 1997. We had revenues of $16.9 million in 1998 compared to $1.3 million in 1997.

OUR MARKET OPPORTUNITY

    We believe that we are well positioned to take advantage of the continued growth of online shopping, the rapid adoption of the DVD format, the attractive demographics of online consumers and the propensity of DVD owners to shop online.

    The Internet is an increasingly significant global medium for communications, content and commerce. International Data Corporation estimates that the number of Web users worldwide grew to approximately 97 million by the end of 1998 and will grow to approximately 320 million by 2002. International Data Corporation also estimates that the total value of goods and services purchased worldwide over the Web grew from $296 million in 1995 to $32.4 billion in 1998 and will increase to $426 billion in 2002.

    We believe that DVD will eventually become the standard format for home video, music, games, computer software and data storage. Forrester Research projects that more than 4.3 million DVD players will be installed in North America by the end of 1999 and that penetration will approach 9 million players by the end of 2000. Paul Kagan Associates projects that annual U.S. retail revenue from DVD-Video sales will be $661 million in 1999, $1.3 billion in 2000 and $2.9 billion in 2002. International Data Corporation predicts approximately
14.3 million DVD-ROM drives will be installed in personal computers in the United States during 2000, up from an estimated 11.1 million DVD-ROM drives to be installed in 1999.

    Forrester Research estimates that in 1998 U.S. households earning more than $50,000 a year accounted for 74% of U.S. online spending and that in 2003 this group will still generate 66% of U.S. online revenues. Forrester Research also estimates that 47% of DVD owners have an online connection at home, 58% of DVD owners research products online and 40% of DVD owners shop online.

    We believe that many consumers find the video shopping experience, especially at traditional retail outlets, to be time consuming and frustrating due to factors such as inconvenient store hours, location and layout, as well as limited product selection and inadequate customer service.

OUR SOLUTION

    Our online store provides consumers with an enjoyable shopping experience which offers a compelling alternative to traditional video retailing. Our focus on the DVD format and commitment to customer service, along with the informational content and value-added services on our Web sites, enable us to address the needs and desires of our customers. The key components of our solution include:

    - PREMIERE INTERNET ADDRESS. We were an early entrant in the online DVD market and acquired the exclusive rights to the Internet address www.dvd.com which provides high visibility and easy access to our Web sites.

    - EXTENSIVE PRODUCT SELECTION AND AVAILABILITY. We offer and expect to continue to offer nearly every title available in the DVD format.

    - RAPID DELIVERY. We manage our inventory so that order shipment usually occurs the same day orders are received.

    - CONVENIENT SHOPPING EXPERIENCE. Our online store is available 24 hours a day, seven days a week from the customer's home or office and features user-friendly browsing and search technologies.

    - CONTENT AND COMMUNITY. We offer reviews, recommendations, news and information about new and existing titles and products and over 700 streaming movie trailers.

    - COMMITMENT TO CUSTOMER SERVICE. We are committed to providing the highest level of customer service and sales support via both e-mail and toll-free telephone service.

    - VALUE-ADDED SERVICES. We offer real-time inventory status, order tracking and the ability to order titles up to two months in advance of their release.

OUR STRATEGY

    Our goal is to enhance our position as a leading online retailer of DVDs and related entertainment products and services. Our strategy includes the following elements:

    - BUILD BRAND RECOGNITION. We use a combination of online and traditional marketing strategies to maximize customer awareness and enhance our brand recognition.

    - DEVELOP AND MAINTAIN STRATEGIC RELATIONSHIPS WITH THE MAJOR
      STUDIOS. Michael Dubelko, our founder, has significant experience in and relationships throughout the entertainment industry. As a result, we currently purchase a majority of our inventory directly from major and independent studios. We also regularly create product-specific promotions, contests and giveaways funded by the studios.

    - ESTABLISH OPERATIONS IN INTERNATIONAL MARKETS. We have taken steps to establish a physical presence in certain international markets where we believe we can benefit from the growth of the DVD format.

    - PURSUE INCREMENTAL REVENUE OPPORTUNITIES. We are considering offering complementary products to our customers, such as music and entertainment memorabilia, as well as an expanded selection of games. In addition, we are also considering selling ancillary services, advertising and sponsorships to interested parties. We believe these opportunities will present incremental revenue opportunities.

    - CONTINUOUSLY IMPROVE CUSTOMER EXPERIENCE. We promote customer loyalty and build repeat purchase relationships with our customers by enhancing our service, content and community offerings.

                                  THE OFFERING

Common stock offered..................................  Shares

Total shares outstanding after this offering..........  Shares(1)

Use of proceeds.......................................  Marketing payments to America Online, repay bank debt, expand infrastructure, expand sales and marketing and
                                                         for general corporate purposes. See "Use of Proceeds."

Proposed Nasdaq National Market symbol................  DVDS

------------------------------

(1) Excludes (i) 2,250,000 shares of common stock available for issuance pursuant to our stock incentive plan, of which 974,250 shares were subject to outstanding options as of the date of this prospectus at a weighted average exercise price of $3.50 per share; (ii) 300,000 shares of common stock subject to options granted to an employee at an exercise price of $.0667 per share; and (iii) 1,384,007 shares of common stock subject to a warrant granted to America Online at an exercise price of $5.60 per share.

CORPORATE INFORMATION

    We were incorporated in California in 1996 and will be reincorporated in Delaware in connection with this offering. Unless the context otherwise requires, "DVD EXPRESS," "we," "our," and similar expressions refer to DVD Express, Inc., a Delaware corporation, and its predecessor, DVD Express, Inc., a California corporation. Our executive offices are located at 7083 Hollywood Boulevard, Los Angeles, California 90028, and our telephone number is (323) 465-1183. Information on our Web sites does not constitute part of this prospectus.

SUMMARY FINANCIAL DATA

    The following table sets forth certain of our summary financial data. This information should be read in conjunction with the financial statements and notes thereto appearing elsewhere in this prospectus. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." The pro forma statement of operations data gives effect to the change in our status from an S corporation to a C corporation as if it had occurred on October 18, 1996, the date of our inception.

                                                           OCTOBER 18
                                                           (INCEPTION)
                                                               TO           YEARS ENDED
                                                            DECEMBER        DECEMBER 31,
                                                               31,      --------------------
                                                              1996        1997       1998
                                                           -----------  ---------  ---------
                                                            (IN THOUSANDS, EXCEPT PER SHARE
                                                                         DATA)
STATEMENT OF OPERATIONS DATA:
Revenues.................................................   $      --   $   1,269  $  16,907
Cost of revenues.........................................          --      (1,046)   (15,086)
                                                           -----------  ---------  ---------
Gross profit.............................................          --         223      1,821
Operating expenses(1)....................................         (17)       (365)    (6,261)
                                                           -----------  ---------  ---------
Operating loss...........................................         (17)       (142)    (4,440)
Interest expense.........................................          --          --        (74)
Provision for income taxes...............................          --          --         --
                                                           -----------  ---------  ---------
Net loss.................................................   $     (17)  $    (142) $  (4,514)
                                                           -----------  ---------  ---------
                                                           -----------  ---------  ---------
  Basic and diluted loss per common share................   $   (0.00)  $   (0.01) $   (0.30)
                                                           -----------  ---------  ---------
                                                           -----------  ---------  ---------
Weighted average shares outstanding
  Basic..................................................  15,000,000   15,000,000 15,000,000
                                                           -----------  ---------  ---------
                                                           -----------  ---------  ---------
  Diluted................................................
                                                           -----------  ---------  ---------
                                                           -----------  ---------  ---------

PRO FORMA STATEMENT OF OPERATIONS DATA:
Loss before provision for income taxes...................   $     (17)  $    (142) $  (4,514)
Pro forma provision for income taxes.....................          --          --         --
                                                           -----------  ---------  ---------
Pro forma net loss.......................................   $     (17)  $    (142) $  (4,514)
                                                           -----------  ---------  ---------
                                                           -----------  ---------  ---------
  Basic and diluted pro forma loss per common share......
                                                           -----------  ---------  ---------
                                                           -----------  ---------  ---------
Pro forma weighted average shares outstanding
  Basic..................................................
                                                           -----------  ---------  ---------
                                                           -----------  ---------  ---------
  Diluted................................................
                                                           -----------  ---------  ---------
                                                           -----------  ---------  ---------

------------------------

(1) Operating expenses included $97,000 of sales and marketing expenses in 1997 and $4,160,000 of sales and marketing expenses in 1998.

    The following table summarizes certain balance sheet data of our business. The pro forma column reflects the sale of Series A Convertible Preferred Stock on January 4, 1999 for net proceeds of $11.3 million and the sale of 135,000 shares of common stock on January 15, 1999 for net proceeds of $630,000. The pro forma as adjusted column adjusts the pro forma column to reflect the conversion of the Series A Convertible Preferred Stock concurrent with this offering and the receipt and application by us of the net proceeds of this offering, which are estimated to be $45.9 million.

                                                                                       AT DECEMBER 31, 1998
                                                                                -----------------------------------
                                                                                                         PRO FORMA
                                                                                 ACTUAL     PRO FORMA   AS ADJUSTED
                                                                                ---------  -----------  -----------
                                                                                          (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents.....................................................  $     905   $   8,535    $  44,385
Working capital...............................................................      2,244      14,174       60,024
Total assets..................................................................     19,489      30,119       72,969
Total debt....................................................................     (4,300)     (3,000)          --
Total stockholders' (deficit) equity..........................................     11,823      23,753       69,603

                                  RISK FACTORS

    YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISKS BEFORE YOU DECIDE TO BUY OUR COMMON STOCK. THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE NOT THE ONLY ONES FACING OUR COMPANY. ADDITIONAL RISKS AND UNCERTAINTIES MAY ALSO ADVERSELY IMPAIR OUR BUSINESS OPERATIONS. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS WOULD LIKELY SUFFER. IN SUCH CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU MAY LOSE ALL OR PART OF THE MONEY YOU PAID TO BUY OUR COMMON STOCK.

    THIS PROSPECTUS ALSO CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THESE STATEMENTS REFER TO OUR FUTURE PLANS, GOALS, OBJECTIVES, EXPECTATIONS AND INTENTIONS. THESE STATEMENTS MAY BE IDENTIFIED BY THE USE OF WORDS SUCH AS "PLANS," "EXPECTS," "INTENDS" AND "ANTICIPATES," AS WELL AS SIMILAR EXPRESSIONS. OUR ACTUAL RESULTS MAY VARY MATERIALLY FROM THOSE INDICATED IN SUCH FORWARD LOOKING STATEMENTS. FACTORS THAT COULD CONTRIBUTE TO THESE DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED BELOW AND ELSEWHERE IN THIS PROSPECTUS.

WE HAVE ONLY BEEN OPERATING OUR BUSINESS SINCE APRIL 1997.

    We began selling DVD products in April 1997 and, accordingly, we have a very limited operating history. You must consider our prospects in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development, particularly companies in a new and rapidly evolving market, such as online commerce. Such risks include, but are not limited to, the inability to respond promptly to changes in a rapidly evolving and unpredictable business environment and the inability to manage growth. To address these risks, we must, among other things:

    - expand our customer base;

    - successfully implement our business and marketing strategies;

    - continue to develop and upgrade our Web sites and transaction-processing systems;

    - provide superior customer service and order processing;

    - respond to competitive developments; and

    - attract and retain qualified personnel.

WE HAVE A HISTORY OF LOSSES AND WE EXPECT TO CONTINUE TO INCUR LOSSES FOR THE
  FORESEEABLE FUTURE.

    To date, we have not been profitable. As of December 31, 1998, we had accumulated losses of $4.7 million. During 1998, we incurred net losses of $4.5 million. We intend to invest heavily in marketing and promotion, Web site development and technology, and development of our administrative organization. As a result, we expect to incur substantial operating losses for the foreseeable future at rates significantly above current levels. Because our gross margin is relatively low, achieving profitability depends upon our ability to generate and sustain substantially higher revenues. We expect to use a portion of the net proceeds from this offering to fund operating losses. If such net proceeds, together with cash generated by operations, cannot sufficiently fund future operating losses, we may be required to raise additional funds. Such financing may not be available in amounts or on terms acceptable to us, if at all.

OUR FUTURE OPERATING RESULTS MAY FLUCTUATE AND ARE UNPREDICTABLE.

    Our limited operating history makes it difficult to forecast accurately our revenues, operating expenses and operating results. As a result, we may be unable to adjust our spending in a timely manner to compensate for any unexpected revenue shortfall. We may also be unable to increase our spending and expand our operations in a timely manner to meet customer demand should it exceed our expectations.

    Our future operating results may fluctuate significantly due to a variety of factors, many of which are outside our control. These factors include, but are not limited to:

    - our ability to retain existing customers, attract new customers and maintain customer satisfaction;

    - the introduction of new or enhanced Web pages, services, products and strategic alliances by us and our competitors;

    - price competition or higher wholesale prices;

    - the timing and popularity of future DVD releases and our access to those releases;

    - our ability to manage inventory levels;

    - fluctuations in the amount of consumer spending on DVDs and related products;

    - decreases in the number of visitors to our Web sites or our inability to convert visitors to our Web sites into customers;

    - the termination of existing, or failure to develop new, strategic marketing relationships through which we receive exposure to traffic on third-party Web sites;

    - increases in the cost of online or offline advertising;

    - our ability to attract new personnel in a timely and effective manner or retain existing personnel;

    - unexpected increases in shipping costs or delivery times;

    - government regulations related to use of the Internet for commerce;

    - our ability to maintain, upgrade and develop our Web sites, transaction processing systems or network infrastructure;

    - technical difficulties, system downtime or Internet brownouts;

    - the amount and timing of operating costs and capital expenditures relating to expansion of our business, operations and infrastructure;

    - the timing of promotions and sales programs; and

    - general economic conditions and economic conditions specific to the Internet and the DVD industry.

    As a result of the factors listed above, our quarterly or annual results of operations in future periods may not meet the expectations of securities analysts or investors. This could result in a decline in the value of our common stock.

OUR BUSINESS WILL PROBABLY BE AFFECTED BY SEASONAL BUYING PATTERNS.

    We believe that our revenues will be subject to seasonal consumer buying patterns. Sales in the traditional video industry are highest in the fourth quarter of each calendar year. To date, our limited operating history and rapid growth make it difficult for us to determine what effect, if any, seasonality has on our business. Although seasonal sales cycles can be fairly predictable, shifts may occur due to changes in the economy or other factors affecting the market for our products. Such shifts could cause our quarterly or annual results of operations in future periods to fall below the expectations of securities analysts or investors. This could result in a decline in the value of our common stock.

WE MUST MAINTAIN ADEQUATE SYSTEMS CAPACITY TO SERVICE OUR CUSTOMERS.

    A key element of our strategy is to generate higher volumes of traffic on our Web sites. Our reputation and ability to attract, retain and serve our customers hinge upon the reliable performance of our Web sites, network infrastructure and transaction-processing systems. Interruptions in these systems could make our Web sites unavailable and hinder our ability to fill orders, thereby reducing the volume of products we can sell. Such interruptions could also diminish the overall attractiveness of our product and service offerings to existing and potential customers. If we experience a substantial increase in traffic volume on our Web sites or in the number of orders placed by customers, we will need to expand and upgrade our network infrastructure, technology and transaction-processing systems by adding additional hardware and software. We may not be able to project the rate of increase in traffic or order volume on our Web sites. If we do not or are unable to make these improvements on a timely basis, we may encounter:

    - unanticipated system disruptions;

    - slower response times;

    - a decline in the quality of our customer service;

    - reduced accuracy and/or speed of order fulfillment; and

    - delays in reporting accurate financial information.

WE RELY ON THIRD PARTIES TO DEVELOP AND SERVICE OUR COMMERCE SYSTEMS.

    We depend on Pandesic LLC to develop and service our commerce systems, including the software and hardware that operates our transaction-processing systems. Our current agreement with Pandesic runs through May 2000. If Pandesic terminates the agreement early or if the agreement is not renewed, we would be forced to either enter into a relationship with another third-party provider or undertake to develop and service our commerce systems internally. In either event, we would have to incur additional expenses in connection with such conversion. Also, the new commerce system could be more expensive to maintain than our current system and may not function as well as our current system.

WE FACE THE RISK OF SYSTEM FAILURES AND WE DO NOT MAINTAIN REDUNDANT FACILITIES.

    Our ability to successfully receive and process orders and provide high-quality customer service depends on the efficient and uninterrupted operation of our computer and communications systems. Our systems and operations are vulnerable to damage or interruption from fire, flood, power loss, telecommunications failure, earthquake and similar events. Although we have implemented security measures, our systems are subject to computer viruses, physical or electronic break-ins and similar disruptions. We also operate our business from and warehouse all of our inventory at a single location. Although we have instituted security measures, this facility is subject to damage from fire, flood, power loss, telecommunications failure, break-ins, earthquake and similar events. We do not presently have redundant systems or a formal disaster recovery plan and do not carry sufficient business interruption insurance to compensate us for losses that may occur.

WE RELY ON OUR ABILITY TO PURCHASE PRODUCTS DIRECTLY FROM MAJOR STUDIOS.

    A key element of our strategy involves purchasing a majority of our inventory directly from major and independent studios. This allows us to buy product at lower prices than can be obtained through distributors. We also rely on studios for joint promotions and believe our close relationships with them may allow us to develop certain incremental revenue sources. Although we believe our relationships with the studios are good, we do not have any long-term supply agreements with any studio. If we are unable to maintain our relationships with these studios, we would have to purchase our product from distributors and our profit margins would be reduced.

WE FACE INTENSE COMPETITION.

    The online commerce market is new, rapidly evolving and intensely competitive, and we expect that competition could further intensify in the future. Barriers to entry are limited, and current and new competitors can launch Web sites at a relatively low cost. In addition, the broader retail video industry is intensely competitive. We currently compete with a variety of online vendors who specialize in DVDs and videos, as well as those who also sell books, music and other entertainment products. We also compete with specialty video retailers, mass merchandisers, consumer electronic stores, and non-store retailers such as mail-order video clubs. Many of these traditional retailers also support or may introduce dedicated Web sites that compete directly with ours. As the DVD rental market matures, we may also face increased competition from DVD rental stores. New technologies and the expansion of existing technologies may increase the competitive pressures on us. For example, applications that rank specific titles from a variety of Web sites based on factors such as price may channel customers to online retailers that compete with us.

    We believe that the primary competitive factors in the online market are:

    - brand recognition;

    - product selection;

    - value-added services;

    - ease of use;

    - site content;

    - customer service; and

    - price.

    Many of our current and potential competitors have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing and other resources than us. Certain competitors have and may continue to utilize aggressive pricing or inventory availability practices and devote substantially more resources to Web site and systems development than us. Increased competition may result in reduced operating margins, loss of market share and diminished brand recognition.

    We may not be able to compete successfully against current and future competitors. Further, as a strategic response to changes in the competitive environment, we may from time to time make certain pricing, service or marketing decisions or acquisitions that could have a material adverse effect on our business, prospects, financial condition and results of operations.

OUR SUCCESS DEPENDS ON THE CONTINUED GROWTH OF THE INTERNET AND ONLINE COMMERCE.

    Our success depends in part on widespread consumer acceptance and use of the Internet as a way to buy products. This consumer practice is at an early stage of development, and demand and continued market acceptance is uncertain. We cannot predict the extent to which consumers will be willing to shift their purchasing habits from traditional to online retailers.

    The Internet may not become a viable commercial marketplace due to inadequate development of network infrastructure and enabling technologies that address consumer concerns about:

    - network performance;

    - security;

    - reliability;

    - speed of access;

    - ease of use; and

    - bandwidth availability.

    In addition, the Internet's viability as a commercial marketplace could be adversely affected by increased government regulation. Changes in or insufficient availability of telecommunications or other services to support the Internet also could result in slower response times and adversely affect general usage of the Internet. Also, negative publicity and consumer concern about the security of transactions conducted on the Internet and the privacy of users may also inhibit the growth of commerce on the Internet.

DVD TECHNOLOGY MAY NOT BECOME WIDELY ACCEPTED OR MAY BECOME OBSOLETE.

    Consumers may not accept DVD technology on a widespread basis, or such acceptance may be delayed, due to:

    - a reluctance by studios or others to release titles in the DVD format;

    - consumer confusion because of competing DVD formats, such as DIVX;

    - potentially high switching costs from VHS to DVD; and

    - the availability of pay-per-view and other forms of online transmission as an alternative to DVD.

    The foregoing factors could result in delays in the acceptance of DVD technology. Also, the electronic online delivery of information, through such distribution media as the Internet, satellites or cable television, competes with DVD technology. Recent and continuing developments in broadband online data delivery have led to speculation regarding the decreasing viability of physical media such as DVD products.

WE MUST RESPOND TO TECHNOLOGICAL CHANGE.

    To remain competitive, we must continue to enhance and improve the responsiveness, reliability, functionality and features of our online store. The Internet and the online commerce industry are characterized by rapid technological change, changes in user and customer requirements and preferences, frequent new product and service introductions embodying new technologies and the emergence of new industry standards and practices. These developments could render our Web sites and proprietary technology and systems obsolete. Our success will depend, in part, on our ability to:

    - enhance our existing services;

    - develop new features, services and technology that address the increasingly sophisticated and varied needs of prospective customers; and

    - respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis.

    Also, new technologies may make our existing features and services obsolete. We believe that our future success will depend in part on our ability to deliver products and services which meet changing technology and customer needs.

OUR SUCCESS DEPENDS ON CERTAIN KEY PERSONNEL AND OUR ABILITY TO HIRE ADDITIONAL
  PERSONNEL.

    We depend substantially on the continued services and performance of our senior management and other key employees, particularly Michael Dubelko, our Chairman, Chief Executive Officer and President, and Andrew Crist, our Chief Financial Officer. The loss of any of these officers or key employees could disrupt our business. Although we have entered into an employment agreement with both Mr. Dubelko and Mr. Crist, each may terminate it at his sole discretion. In addition, we maintain key person life insurance on Mr. Dubelko, however we cannot be certain that such insurance will adequately compensate us for the loss of his services. Our future success also depends on our ability to identify, attract, hire, train, retain and motivate other highly skilled technical, managerial, editorial, merchandising, marketing and customer service personnel. Competition for such personnel is intense, and we may not be able to successfully attract, assimilate or retain sufficiently qualified personnel.

WE FACE ONLINE COMMERCE SECURITY RISKS.

    In the online commerce business, consumer confidence largely depends upon the privacy of their activities and the secured transmission of confidential information over public networks. To secure transmission of our customers' confidential information, such as their credit card numbers, we rely on licensed encryption and authentication technology. However, our current security measures may not be adequate. Advances in computer capabilities, new discoveries in the field of cryptology, or other developments may interfere with the methods we use to secure customer transactions. Should someone circumvent our security measures, he could misappropriate proprietary information and cause interruptions in our operations. Such security breaches could expose us to lawsuits for failing to secure confidential customer information. As a result, we may be required to expend a significant amount of money and other resources to protect against security breaches or to alleviate any problems they may cause.

WE MAY NOT BE ABLE TO MANAGE OUR GROWTH OR EXPANSION.

    We have expanded rapidly since we commenced operations in April 1997. We anticipate that further expansion will be required to address our growth in our customer base and our market opportunities. During 1998, we grew from seven to 72 employees, and several members of management have only recently joined us. We may choose to expand our operations by:

    - developing new Web sites;

    - promoting new or complementary products or sales formats;

    - expanding the breadth and depth of products and services offered; or

    - expanding our market presence through relationships with third parties.

    Any future expansion, internally or through acquisitions, may place significant demands on our management, operational, administrative and financial resources. Furthermore, any new business or product line we launch that is not favorably received by our consumers could damage our reputation, brand or results of operations. Our future performance and profitability will depend in part on our ability to recruit, motivate and retain qualified personnel, and the implementation of enhancements to our operational and financial systems. We cannot be certain that our systems, procedures or controls will be adequate to support our expanding operations, or that management will be able to respond effectively to any such growth.

WE RELY ON STRATEGIC MARKETING ALLIANCES AND ONLINE AND TRADITIONAL ADVERTISING.

    We rely on strategic alliances and online and traditional advertising to attract customers to our Web sites. We have entered into marketing agreements with America Online Inc., One Zero Media, Inc. (AltaVista), Infoseek Corporation (Go.com), Cowabunga Enterprises Inc. (a wholly owned subsidiary of Gateway Inc.), Toshiba America Consumer Products, Inc., Compaq Computer Corporation, Microsoft Corporation and NBC Mutlimedia, Inc. Our ability to generate higher revenues will largely depend on increased traffic and purchases through these agreements and similar agreements we may enter into in the future. However, these marketing agreements may not generate a sufficient number of new customers or revenues to justify their costs. We cannot be sure that we will be able to renew or expand successful advertising programs or our strategic alliances beyond their initial terms or at acceptable terms. In addition, we commit substantial resources to promoting our brand name through online, print and radio advertising campaigns. However, we cannot be certain that these methods of advertising will successfully attract additional customers to our Web sites.

PROTECTION OF OUR DOMAIN NAMES IS UNCERTAIN.

    We currently hold various domain names relating to our brand, including DVDEXPRESS.COM and DVD.COM. The acquisition and maintenance of domain names generally are regulated by governmental agencies and their designees. For example, in the United States, the National Science Foundation has appointed Network Solutions, Inc. as the current exclusive registrar for the ".com," ".net" and ".org" generic top-level domains. The regulation of domain names in the United States and in foreign countries is subject to change in the near future. Such changes in the United States are expected to include a transition from the current system to a system which is controlled by a non-profit corporation and the creation of additional top-level domains. Governing bodies may establish additional top-level domains, appoint additional domain name registrars or modify the requirements for holding domain names. As a result, we may be unable to acquire or maintain relevant domain names in all countries in which we conduct business. Furthermore, the relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear. Therefore, we may be unable to prevent third parties from acquiring domain names that are similar to, infringe upon or otherwise decrease the value of our trademarks and other proprietary rights.

PROTECTION OF OUR TRADEMARKS AND PROPRIETY RIGHTS IS UNCERTAIN.

    We regard our trademarks, trade secrets and similar intellectual property as critical to our success. We rely on trademark and copyright law, trade secret protection and confidentiality and/or license agreements with employees, customers, partners and others to protect our proprietary rights. We have pursued the registration of our trademarks in the United States and internationally, and have applied for the registration of certain of our trademarks and service marks. In December 1997, the United States Patent and Trademark Office granted us a registered trademark for "DVD EXPRESS" for retail distributorship in the field of pre-recorded films, games, music and computer software. Effective trademark, service mark, copyright and trade secret protection may not be available in every country in which our products and service are made available online. We cannot be certain that we have taken adequate steps to protect our proprietary rights, especially in countries where the laws may not protect our rights as fully as in the United States. In addition, third parties may infringe or misappropriate our proprietary rights, and we could be required to incur significant expenses in preserving them.

INTELLECTUAL PROPERTY CLAIMS AGAINST US COULD BE COSTLY AND RESULT IN THE LOSS
  OF SIGNIFICANT RIGHTS.

    Other parties may assert infringement or unfair competition claims against us. In the past, other parties have sent us notice of claims of infringement of proprietary rights, and we expect to receive other notices in the future. We cannot predict whether third parties will assert claims of infringement against us, or whether any past or future assertions or prosecutions will adversely affect our business. If we are forced to defend against any such claims, whether they are with or without merit or are determined in our favor, then we may face costly litigation and diversion of technical and management personnel. As a result of such disputes, we may have to develop non-infringing property or enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on acceptable terms, if at all.

WE MAY ENCOUNTER RISKS ASSOCIATED WITH INTERNATIONAL EXPANSION.

    A significant component of our business strategy is to expand our international sales. Although we currently sell products to international customers from within the United States, we intend to establish a physical presence in certain international markets in the future. Conducting business in foreign countries involves inherent risks, such as:

    - unexpected changes in regulatory requirements;

    - export restrictions;

    - tariffs and other trade barriers;

    - difficulties in protecting intellectual property rights;

    - difficulties in staffing and managing foreign operations;

    - problems collecting accounts receivable;

    - longer payment cycles;

    - political instability;

    - fluctuations in currency exchange rates; and

    - potentially adverse tax consequences.

One or more of the foregoing factors could hinder our plans to expand our international operations.

WE MAY BE UNABLE TO MEET OUR FUTURE CAPITAL REQUIREMENTS.

    Based on our current operating plan, we anticipate that the net proceeds of this offering, together with our available funds, will be sufficient to satisfy our anticipated needs for working capital, capital expenditures and business expansion for at least the next 18 months. After that time, we may need additional capital. Alternatively, we may need to raise additional funds sooner in order to fund more rapid expansion, to develop new or enhanced services, and to respond to competitive pressures. If we raise additional funds by issuing equity or convertible debt securities, the percentage ownership of our stockholders will be diluted. Furthermore, any new securities could have rights, preferences and privileges senior to those of our common stock.

    We currently do not have any commitments for additional financing. We cannot be certain that additional financing will be available when and to the extent required or that, if available, it will be on acceptable terms. If adequate funds are not available on acceptable terms, we may not be able to fund our expansion, develop or enhance our products or services or respond to competitive pressures.

WE FACE INVENTORY RISK IF CONSUMER PREFERENCES CHANGE.

    The market for DVDs is subject to rapidly changing trends in consumer tastes. It is critical to our success that we accurately predict these trends and stock sufficient amounts of popular titles and other products on a timely basis and not overstock unpopular titles. Our failure to sufficiently stock popular titles would adversely affect our operating results. We carry a significant level of inventory. As a result, the changing trends in the market for DVDs subjects us to inventory risks. The demand for certain titles can change between the time we order products and the date we receive them. In the event that one or more titles do not achieve widespread consumer acceptance, we may be required to take significant inventory markdowns, which would adversely affect our business. We believe that this risk will increase if we enter new product categories due to our lack of experience in purchasing products for these categories. In addition, to the extent that demand for our products increase over time, we may be forced to increase inventory levels. Any such increase would subject us to additional inventory risks.

WE MAY BECOME SUBJECT TO BURDENSOME GOVERNMENT REGULATION AND LEGAL
  UNCERTAINTIES.

    Laws and regulations directly applicable to communications or commerce over the Internet are becoming more prevalent. The United States Congress recently enacted Internet laws regarding children's privacy, copyrights, taxation and the transmission of sexually explicit material. The European Union recently enacted its own privacy regulations. The law of the Internet, however, remains largely unsettled, even in areas where there has been some legislative action. It may take years to determine whether and how existing laws such as those governing intellectual property, privacy, libel and taxation apply to the Internet. In addition, the growth and development of the market for online commerce may prompt calls for more stringent consumer protection laws, both in the United States and abroad, that may impose additional burdens on companies conducting business online. The adoption or modification of laws or regulations relating to the Internet could adversely affect our business.

    We may also be subject to the provisions of the recently enacted Communications Decency Act (the "CDA") or similar laws that may be enacted in the future. Among other things, the CDA imposes substantial fines and/or criminal penalties on anyone who distributes or displays certain prohibited material over the Internet or knowingly permits a telecommunications device under its control to be used for such purpose. We cannot fully determine the manner in which the CDA will be interpreted and enforced. As a result, we are unable to determine its effect on our operations. The CDA could also limit the growth of the Internet generally and decrease the acceptance of the Internet as an advertising medium.

    In addition, several telecommunications carriers are seeking to have telecommunications over the Internet regulated by the Federal Communications Commission (the "FCC") in the same manner as other telecommunications services. For example, America's Carriers Telecommunications Association has petitioned the FCC for this purpose. The growing popularity and use of the Internet has burdened the existing telecommunications infrastructure and many areas with high Internet use have begun to experience interruptions in phone service. As a result, local telephone carriers, such as Pacific Bell, have petitioned the FCC to regulate and impose access fees on Internet and online service providers in a manner similar to long distance telephone carriers. If the FCC grants either of these petitions or gives the relief sought in them, the costs of communicating on the Internet could increase substantially, potentially slowing the growth in its use. This could make shopping online less desirable to potential consumers of our products, which may in turn hurt our business.

WE MAY BE SUBJECT TO LIABILITY FOR PUBLISHING OR DISTRIBUTING CONTENT OVER THE
  INTERNET.

    We may be considered a publisher or distributor of both our own and third-party content, and people may download or copy such material from our Web sites and distribute it to others. As a result, individuals may bring claims against us for defamation, negligence, copyright or trademark infringement, invasion of privacy and publicity, unfair competition or other theories based on the nature and content of this material. For example, claims could be made against us if material deemed inappropriate for viewing by young children could be accessed through our Web sites. Although we carry general liability insurance, our insurance may not cover claims of this type or may not adequately cover the costs we could incur in defending potential claims. Further, our insurance may not fully indemnify us for all liability that may be imposed. Our business, financial condition and operating results could suffer if costs resulting from these claims are not covered by our insurance or exceed our policy limits.

WE MAY BE SUBJECT TO LIABILITY FOR SALES AND OTHER TAXES.

    We currently collect sales or other similar taxes on the shipment of goods only in the State of California. Tax authorities in many states are currently reviewing the appropriate tax treatment of Internet and catalogue retail companies and are currently considering an agreement with some of these companies regarding the assessment and collection of sales taxes. We are not participating in any of these discussions. Any resulting state tax regulations could subject us to the assessment of sales and income taxes in other states. Since our service is available over the Internet in multiple states and in foreign countries, these jurisdictions may require us to qualify to do business in each such state and foreign country. If we fail to qualify in a jurisdiction that requires us to do so, we could face expenditures for taxes and penalties.

WE MUST EXPAND OUR WAREHOUSE AND ORDER PROCESSING CAPABILITIES.

    We must increase the size of our warehouse and order processing operations in order to accommodate increases in the total number of DVD titles available for sale, as well as any significant increase in the volume of customer orders. Our current warehouse operations are not adequate to accommodate significant increases in the number of DVD titles or in customer demand. We will have to relocate some of our operations within the next twelve months, and we have recently commenced a search for suitable locations. We may also be required to automate order processing tasks that are currently performed manually. All of these factors could adversely affect our business.

WE FACE RISKS ASSOCIATED WITH THE YEAR 2000 ISSUE.

    Many existing computer programs use only two digits to identify a year. These programs were designed and developed without addressing the impact of the upcoming change in the century. If not corrected, many computer software applications could fail or create erroneous results by, at or beyond the year 2000. This could result in system failures or miscalculations causing disruptions of operations, including, among others, a temporary inability to process transactions, send invoices, or engage in similar normal business activities.

    We use software, hardware, computer technology and other services that we developed and or purchased from third-party vendors that may fail due to the Year 2000 issue. We are dependent on financial institutions to process our customers' credit card payments for Internet services. We are also dependent on telecommunications vendors to maintain our network, and the United States Postal Service, Federal Express and other third-party carriers to deliver orders to customers.

    If Year 2000 issues prevent our customers from accessing the Internet, accessing our Web sites, processing orders through our third party provided systems or using their credit cards, or if we are unable to purchase product from our suppliers or deliver product to our customers, our operations may be materially adversely affected. We cannot currently predict the extent to which the Year 2000 issue will affect our computer systems, suppliers and shippers, such as the United States Postal Service and Federal Express, or the extent to which we would be vulnerable to the failure to remedy any Year 2000 issues on a timely basis. Also, we cannot be certain that our customers' credit card vendors and those organizations responsible for maintaining and providing Internet access will rectify their Year 2000 issues. Moreover, the costs related to Year 2000 compliance could be significant. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Issue."

WE ARE CONTROLLED BY MICHAEL DUBELKO, OUR FOUNDER.

    Upon completion of this offering, our founder, Michael Dubelko, will
beneficially own approximately   % (  % if the underwriters' over-allotment
option is exercised in full) of our outstanding shares of common stock. As a result, Michael Dubelko will have the ability to control matters requiring the vote of the stockholders, including the election of our directors and most of our corporate actions. Such control could delay, defer or prevent others from initiating a potential merger, takeover or other change in our control, even if such actions would benefit our stockholders and us. This could adversely affect the voting and other rights of our other stockholders, and could depress the market price of our common stock.

WE HAVE BROAD DISCRETION AS TO USE OF PROCEEDS.

    We estimate the net proceeds of this offering to be approximately $45.9 million ($52.8 million if the underwriters' over-allotment option is exercised in full). We expect to use the net proceeds to satisfy contractual obligations with America Online, repay bank debt, expand our infrastructure and expand our sales and marketing efforts, with the balance used for working capital. However, we may change the allocation of these proceeds in response to economic or industry developments or changes. Accordingly, our management will have broad discretion in applying the net proceeds of this offering. See "Use of Proceeds."

WE DO NOT INTEND TO PAY DIVIDENDS.

    We have never paid dividends and currently do not intend to declare or pay dividends. We plan to follow a policy of retaining earnings to finance the growth of our business. Whether or not we declare or pay dividends is up to our Board of Directors and will depend on results of operations, financial condition, contractual and legal restrictions and other factors our Board deems relevant at that time.

PURCHASERS IN THIS OFFERING WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION.

    If you purchase common stock in this offering, you will incur immediate and substantial dilution in the net tangible book value of the shares purchased. We
estimate this dilution to be approximately $           per share, or
approximately   % (based on an initial public offering price of $      ).
Additional dilution may occur upon the exercise of outstanding stock options or warrants.

NO PRIOR PUBLIC MARKET EXISTS FOR OUR COMMON STOCK.

    Prior to this offering, there has been no public market for our common stock. We cannot be sure that an active trading market for the common stock will develop or continue as a result of this offering.

OUR STOCK PRICE COULD FLUCTUATE WIDELY.

    The trading price of our common stock is likely to be volatile and could fluctuate widely in response to factors such as the following, some of which are beyond our control:

    - variations in our operating results;

    - announcements of technological innovations or new services by us or our competitors;

    - changes in expectations of our future financial performance, including financial estimates by securities analysts and investors;

    - changes in operating and stock price performance of other Internet and online companies similar to us;

    - conditions or trends in the Internet industry;

    - additions or departures of key personnel; and

    - future sales of our common stock.

    Domestic and international stock markets often experience significant price and volume fluctuations. These fluctuations, as well as general economic and political conditions unrelated to our performance may adversely affect the price of our common stock. In particular, following initial public offerings, the market prices for stocks of Internet and technology-related companies often reach levels that bear no established relationship to the operating performance of these companies. These market prices are generally not sustainable and could vary widely. The market prices of the securities of Internet-related and online companies have been especially volatile. If our common stock trades to such high levels following this offering, it could eventually experience a significant decline.

OUR OFFERING PRICE DOES NOT NECESSARILY RELATE TO ANY ESTABLISHED CRITERIA OF
  VALUE.

    Through negotiations with the underwriters, we determined the public offering price of the shares of our common stock. This price does not necessarily relate to our book value, assets, past operating results, financial condition or other established criteria of value. As a result, the shares being offered may trade at market prices below the initial public offering price.

WE MAY SELL ADDITIONAL SHARES INTO THE PUBLIC MARKET.

    Sales of substantial amounts of our common stock in the public market after this offering could adversely affect the prevailing market price of our common
stock. Upon completion of this offering, we will have             shares of
common stock outstanding. Of those shares, a total of             shares (plus
            additional shares if the underwriters exercise their over-allotment option in full) will be freely tradable under the Securities Act unless purchased or held by our "affiliates," as that term is defined in Rule 144 under the Securities Act. As part of this offering, our executive officers, directors and stockholders have agreed with the underwriters that they will not offer or sell any shares of common stock for a period of 180 days after the date of this prospectus without the prior written consent of ING Baring Furman Selz LLC, except for options granted pursuant to our stock incentive plan. ING Baring Furman Selz LLC may, in its sole discretion, at any time and without notice, release all or any portion of the shares of common stock subject to these agreements. Sales of substantial amounts of common stock in the public market, or the perception that such sales could occur, could adversely affect the prevailing market price for the common stock and could impair our ability to raise capital through a public offering of equity securities.

CERTAIN PROVISIONS IN OUR CHARTER DOCUMENTS COULD DETER TAKEOVER EFFORTS.

    Provisions of our Certificate of Incorporation, Bylaws and Delaware law could make it more difficult for a third-party to acquire us, even if doing so would be beneficial to our stockholders. See "Description of Capital Stock--Certain Anti-Takeover Effects."

MINORITY STOCKHOLDERS MAY NOT BE ABLE TO ELECT ANY OF OUR DIRECTORS.

    Our Certificate of Incorporation does not provide for cumulative voting. As a result, it is more difficult for minority stockholders to obtain representation on our Board of Directors, which may deter takeover attempts.

             CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

    This prospectus contains forward-looking statements that address, among other things, trends in online commerce and DVD technology, our strategies, use of proceeds and our financial condition or results of operations. These forward-looking statements may be found in "Prospectus Summary," "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus. In some cases you can identify forward-looking statements by terminology such as "believes," "anticipates," "expects," "estimates," "may," "will," "should," "could," "plans," "predicts," "potential," "continue" or similar terms.

    Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any future results expressed or implied by such forward-looking statements. Such factors include those listed under "Risk Factors" and elsewhere in this prospectus. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of such statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus, even if new information becomes available or other events occur in the future. All forward-looking statements contained in this prospectus are expressly qualified in their entirety by this cautionary notice.

                      TERMINATION OF S CORPORATION STATUS

    We have been exempt from payment of federal income taxes and have paid certain state income taxes at a reduced rate as a result of our S corporation election. As of January 1, 1999, our S corporation status terminated. Pro forma statement of income data reflect the income tax expense that would have been recorded had we not been exempt from paying taxes under the S corporation election. Such pro forma expense would be zero as a result of the operating losses. There are no additional deferred taxes based upon the increase in the effective tax rate from our S corporation status to C corporation status to be recorded as all net deferred tax assets have been fully offset by a valuation allowance as their realizability is uncertain. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and notes 2 and 8 to the financial statements.

    We have entered into a tax indemnification agreement with Michael Dubelko relating to our respective income tax liabilities. This agreement is intended to assure that taxes are borne by us on the one hand and Mr. Dubelko on the other only to the extent that each of us received the related income giving rise to such taxes. This agreement generally provides that, if an adjustment is made to our taxable income for a year in which we were treated as an S corporation, we will indemnify Mr. Dubelko and Mr. Dubelko will indemnify us against any increase in the indemnified party's income tax liability (including interest and penalties and related costs and expenses), with respect to any tax year to the extent such increase results in a related decrease in the income tax liability of the indemnifying party for any year. We will also indemnify Mr. Dubelko for all taxes imposed upon him as the result of his receipt of an indemnification payment under the tax indemnification agreement. The Internal Revenue Service or state taxing authorities may consider any payment we make to Mr. Dubelko pursuant to the tax indemnification agreement to be non-deductible for income tax purposes.

                                USE OF PROCEEDS

    We estimate the net proceeds from this offering to be approximately $45.9 million ($52.8 million if the underwriters' exercise their over-allotment option in full), after deducting the underwriting discounts and commissions and estimated offering expenses.

    We expect to use $7 million of these net proceeds to fund amounts that will be payable to America Online pursuant to our marketing agreement with them. We expect to use $3 million of the net proceeds to repay two credit lines with Wells Fargo Bank, National Association. The $2 million line bears interest at
 .25% below prime rate (7.5% at December 31, 1998) and the $1 million line bears interest at .75% above the prime rate (8.5% at December 31, 1998). These credit lines were used for general corporate purposes. Michael Dubelko has personally guaranteed the repayment of both credit lines.

    We plan to use the balance of the net proceeds to expand our physical and technological infrastructure, our customer service and order processing capabilities and our sales and marketing and promotion activities, as well as for working capital and other general corporate purposes. Pending such uses, we intend to invest the net proceeds in interest-bearing investment grade instruments, certificates of deposit or direct or guaranteed obligations of United States governmental agencies.

    Other than with respect to payments to America Online and Wells Fargo Bank, we intend to maintain flexibility in our use of the remaining proceeds of this offering. The amounts actually expended for each such use are at our discretion and may vary significantly depending upon a number of factors, including the progress of our marketing programs, capital spending requirements, and developments in the DVD market and Internet commerce. Accordingly, we reserve the right to reallocate the proceeds of this offering as we deem appropriate.

    From time to time, in the ordinary course of business, we evaluate possible acquisitions of, or investments in, businesses, products and technologies that are complementary to our business. A portion of the net proceeds may be used to fund acquisitions or investments. We currently have no arrangements, agreements or understandings, and are not engaged in active negotiations with respect to such acquisitions or investments.

                                DIVIDEND POLICY

    To date, we have not declared or paid any dividends on our common stock. We do not intend to declare or pay dividends on our common stock in the foreseeable future, but rather to retain any earnings to finance the growth of our business. Any future determination to pay dividends will be at the discretion of our Board of Directors and will depend on our results of operations, financial condition, contractual and legal restrictions and other factors it deems relevant.

                                 CAPITALIZATION

    The following table sets forth our capitalization as of December 31, 1998. Our capitalization is presented on: (i) an actual basis; (ii) a pro forma basis to give effect to the sale of 1,714,285 shares (not adjusted to reflect the conversion and stock split referred to in (iii) below) of Series A Convertible Preferred Stock on January 4, 1999 for net proceeds of $11.3 million and the sale of 135,000 shares of common stock on January 15, 1999 for net proceeds of $630,000; and (iii) a pro forma as adjusted basis to adjust the pro forma column to reflect the receipt and application by us of the net proceeds of this offering, which are estimated to be $45.9 million and to give effect to the automatic conversion of the 1,714,285 shares of Series A Convertible Preferred Stock into 2,571,428 shares of common stock (post 3-for-2 stock split) upon the closing of this offering.

                                                                                       AT DECEMBER 31, 1998
                                                                                -----------------------------------
                                                                                                         PRO FORMA
                                                                                 ACTUAL     PRO FORMA   AS ADJUSTED
                                                                                ---------  -----------  -----------
                                                                                          (IN THOUSANDS)
Long-term debt, less current portion..........................................  $      --   $      --    $      --
                                                                                ---------  -----------  -----------
Stockholders' equity(1):
  Preferred Stock, $.0001 par value; 10,000,000 shares authorized; no shares issued or outstanding on an actual or pro forma as adjusted basis;
    1,714,285 shares issued and outstanding on a pro forma basis..............         --          --           --
  Common Stock, $.0001 par value; 50,000,000 shares authorized; 15,000,000 shares issued and outstanding; 15,135,000 shares issued and outstanding on
    a pro forma basis;       shares outstanding on a pro forma as adjusted
    basis.....................................................................          2           2            2
  Additional paid-in capital..................................................     16,494      23,751       69,601
  Retained earnings (accumulated deficit).....................................     (4,673)         --           --
                                                                                ---------  -----------  -----------
Total stockholders' equity....................................................    (11,823)     23,753       69,603
                                                                                ---------  -----------  -----------
    Total capitalization......................................................  $  11,823   $  23,753    $  69,603
                                                                                ---------  -----------  -----------
                                                                                ---------  -----------  -----------

------------------------------

(1) Excludes (i) 2,250,000 shares of common stock available for issuance pursuant to our stock incentive plan, of which 974,250 shares were subject to outstanding options as of the date of this prospectus at a weighted average exercise price of $3.50 per share; (ii) 300,000 shares of common stock subject to options granted to an employee at an exercise price of $.0667 per share; and (iii) 1,384,007 shares of common stock subject to a warrant granted to America Online at an exercise price of $5.60 per share.

                                    DILUTION

    Purchasers of the common stock offered hereby will experience an immediate and substantial dilution in the pro forma net tangible book value of the common stock from the initial public offering price. The pro forma net tangible book value (deficit) of the common stock as of December 31, 1998, was $
            or $               per share. Pro forma net tangible book value per
share is equal to our total tangible assets, less total liabilities, divided by the number of shares of common stock outstanding, after giving effect to (i) the sale of 1,714,285 shares of Series A Convertible Preferred Stock on January 4, 1999 for net proceeds of $11.3 million; (ii) the sale of 135,000 shares of common stock on January 15, 1999 for net proceeds of $630,000; and (iii) the automatic conversion of the 1,714,285 shares of Series A Convertible Preferred Stock into 2,571,428 shares of common stock (post 3-for-2 stock split) upon the
closing of this offering. After giving effect to the sale of             shares
of common stock offered by us hereby and the receipt and the application of the estimated net proceeds therefrom (at an assumed initial public offering price of
$           per share, after deducting the underwriting discounts and
commissions, and estimated offering expenses), our pro forma net tangible book value as of December 31, 1998 would have been approximately $
            or $               per share. This represents an immediate increase
in net tangible book value of $               per share to our current
stockholders and an immediate and substantial dilution of $           per share
to new stockholders purchasing shares in this offering. The following table illustrates this per share dilution:

Assumed initial public offering price...................................             $
  Pro forma net tangible book value as of December 31, 1998.............  $
  Increase attributable to new stockholders.............................
                                                                          ---------
Pro forma net tangible book value as of December 31, 1998 after this offering..............................................................
                                                                                     ---------
Dilution to new stockholders............................................             $
                                                                                     ---------
                                                                                     ---------

    The following table summarizes on a pro forma basis as of December 31, 1998, the differences between the number of shares of common stock purchased, the total consideration paid and the average price per share paid by the existing stockholders and the new investors purchasing shares of common stock in this offering.

                                                                 SHARES PURCHASED       TOTAL CONSIDERATION     AVERAGE
                                                              ----------------------  -----------------------    PRICE
                                                               NUMBER      PERCENT      AMOUNT      PERCENT    PER SHARE
                                                              ---------  -----------  ----------  -----------  ----------
Existing stockholders.......................................                       %  $                     %  $
New investors...............................................                                                   $
                                                              ---------       -----   ----------       -----
                                                                              100.0%  $                100.0%
                                                              ---------       -----   ----------       -----
                                                              ---------       -----   ----------       -----

    The foregoing tables and calculations assume no exercise of outstanding options or warrants. At March 31, 1999, 974,250 shares of common stock were subject to outstanding options under our stock incentive plan at a weighted average exercise price of $3.50 per share, up to 300,000 shares could be purchased pursuant to an option granted to a certain employee at an exercise price of $.0667 per share and up to 1,384,007 shares of common stock could be purchased upon exercise of the warrant granted to America Online. To the extent options or warrants are exercised, there will be further dilution to new investors.

                            SELECTED FINANCIAL DATA

    The following table sets forth selected financial data of our business for the periods indicated. The statement of operations data set forth below with respect to the period ended December 31, 1996 and the years ended December 31, 1997 and 1998, and the balance sheet data as of December 31, 1998 are derived from our audited financial statements and the notes thereto appearing elsewhere in this prospectus. The following data should be read in conjunction with our financial statements and related notes thereto and with "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this prospectus.

                                                                       OCTOBER 18
                                                                       (INCEPTION)
                                                                           TO          YEARS ENDED DECEMBER 31,
                                                                      DECEMBER 31,   ----------------------------
                                                                          1996           1997           1998
                                                                      -------------  -------------  -------------
                                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues............................................................  $          --  $       1,269  $      16,907
Cost of revenues....................................................             --         (1,046)       (15,086)
                                                                      -------------  -------------  -------------
Gross profit........................................................             --            223          1,821
Operating expenses(1)...............................................            (17)          (365)        (6,261)
                                                                      -------------  -------------  -------------
Operating loss......................................................            (17)          (142)        (4,440)
Interest expense....................................................             --             --            (74)
                                                                      -------------  -------------  -------------
Loss before income taxes............................................            (17)          (142)        (4,514)
Provision for income taxes..........................................             --             --             --
                                                                      -------------  -------------  -------------
Net loss............................................................  $         (17) $        (142) $      (4,514)
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------
  Basic and diluted loss per common share...........................  $       (0.00) $       (0.01) $       (0.30)
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------
Weighted average shares outstanding.................................     15,000,000     15,000,000     15,000,000
  Basic.............................................................
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------
  Diluted...........................................................
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------
PRO FORMA STATEMENT OF OPERATIONS DATA(2)(UNAUDITED):
  Loss before provision for income taxes............................  $         (17) $        (142) $      (4,514)
  Pro forma provision for income taxes..............................             --             --             --
  Pro forma net loss................................................  $         (17) $        (142) $      (4,514)
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------
  Basic and diluted pro forma loss per common share.................  $              $              $
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------
Pro forma weighted average shares outstanding.......................
  Basic.............................................................
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------
  Diluted...........................................................
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------

                                                                                   AT DECEMBER 31,
                                                                  -------------------------------------------------
                                                                                            PRO        PRO FORMA
                                                                    1997       1998      FORMA(3)    AS ADJUSTED(4)
                                                                  ---------  ---------  -----------  --------------
                                                                                   (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents.......................................  $      --  $     905   $   8,535     $   44,385
Working capital.................................................        157      2,244      14,174         60,024
Total assets....................................................        310     19,489      30,119         72,969
Total debt......................................................         --     (4,300)     (3,000)            --
Total stockholders' equity (deficit)............................        191     11,823      23,753         69,603

------------------------------

(1) Operating expenses included $97,000 of sales and marketing expenses in 1997 and $4,160,000 of sales and marketing expenses in 1998.

(2) We have been exempt from payment of federal income taxes and have paid certain state income taxes at a reduced rate as a result of our S corporation election. As of January 1, 1999, our S corporation status terminated. Pro forma statement of income data reflect the income tax expense that would have been recorded had we not been exempt from paying taxes under the S corporation election. Such pro forma expense would be zero as a result of our operating losses. There are no additional deferred taxes based upon the increase in the effective tax rate from our S corporation status to C corporation status to be recorded as all net deferred tax assets have been fully offset by a valuation allowance as their realizability is uncertain. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and notes 2 and 8 to the financial statements.

(3) Reflects the sale of 1,714,285 shares (not adjusted to reflect the conversion or stock split referred to in footnote (3) below) of Series A Convertible Preferred Stock on January 4, 1999 for net proceeds of $11.3 million and the sale of 135,000 shares of common stock on January 15, 1999 for net proceeds of $630,000.

(4) Adjusts the pro forma column to reflect the receipt and application by us of the net proceeds of this offering, which are estimated to be $45.9 million and to give effect to the automatic conversion of the 1,714,285 shares of Series A Convertible Preferred Stock into 2,571,428 shares of common stock (post 3-for-2 stock split) upon the closing of this offering.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    YOU SHOULD READ THE FOLLOWING DISCUSSION OF OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS TOGETHER WITH THE CONSOLIDATED FINANCIAL STATEMENTS AND THE NOTES TO SUCH STATEMENTS INCLUDED ELSEWHERE IN THIS PROSPECTUS. THIS DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS BASED ON OUR CURRENT EXPECTATIONS, ASSUMPTIONS, ESTIMATES AND PROJECTIONS ABOUT DVD EXPRESS AND OUR INDUSTRY. THESE FORWARD-LOOKING STATEMENTS INVOLVE RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, AS MORE FULLY DESCRIBED IN THE "RISK FACTORS" SECTION AND ELSEWHERE IN THIS PROSPECTUS. WE UNDERTAKE NO OBLIGATION TO UPDATE PUBLICLY ANY FORWARD-LOOKING STATEMENTS FOR ANY REASON, EVEN IF NEW INFORMATION BECOMES AVAILABLE OR OTHER EVENTS OCCUR IN THE FUTURE.

OVERVIEW

    We are a leading Web-based retailer of movies and videos in the digital versatile disc format, commonly known as DVD. We operate our online store at www.dvdexpress.com and offer value-added content, community and other related information through our Web site at www.dvd.com.

    We commenced our online activities in April 1997 and have since grown rapidly. Our revenues were $8.9 million in the fourth quarter of 1998, up from $808,000 in the fourth quarter of 1997. We had revenues of $16.9 million in 1998 compared to $1.3 million in 1997.

    Because of the early stage of our operations, we believe that period-to-period comparisons of our operating results are not meaningful, and should not be relied upon as an indication of our future performance. We report our results on an accrual basis and recognize revenue when we ship products to our customers. Our revenues are received primarily from customer credit card payments within three days of our shipments and concurrent billings.

    We incurred net losses of $4.5 million for 1998, $142,000 for 1997 and $17,000 for 1996. At December 31, 1998, we had an accumulated deficit of $4.7 million. These losses and accumulated deficit resulted from a lack of substantial revenues, advertising costs, the costs of the significant infrastructure and other costs incurred for the development and initial rollout of our Web sites. Because of our aggressive expansion plans, we expect to incur significant operating losses for the foreseeable future. Although we have experienced revenue growth in recent periods, such growth may not be sustainable and, therefore, these recent periods should not be considered indicative of future performance. We may never achieve significant revenues or profitability, or if we achieve significant revenues they may not be sustained.

TERMINATION OF S CORPORATION STATUS

    Prior to January 1, 1999, we operated as an S corporation, and therefore were not subject to federal income taxes and only minimally to state income taxes. As an S corporation, our stockholders were subject to federal and state taxes based on our earnings. There are no deferred taxes based upon the increase in the effective tax rate from our S corporation status to C corporation status to be recorded as all net deferred tax assets have been fully offset by a valuation because their realizability is uncertain.

RESULTS OF OPERATIONS

    QUARTERLY RESULTS.

    The following tables set forth certain unaudited statement of operations data, in dollars and as a percentage of revenues, for the last four quarters and have been prepared on the same basis as our annual information and, in our opinion, include all adjustments necessary to present fairly the information for the quarters presented.

                                                                            1998
                                                     --------------------------------------------------
                                                      MARCH 31     JUNE 30   SEPTEMBER 30   DECEMBER 31
                                                     -----------  ---------  -------------  -----------
                                                                       (IN THOUSANDS)
Revenues...........................................   $   1,645   $   2,623    $   3,730     $   8,909
Cost of revenues...................................       1,365       2,297        3,309         8,115
                                                     -----------  ---------       ------    -----------
Gross profit.......................................         280         326          421           794
                                                     -----------  ---------       ------    -----------
Operating expenses:
  Operating and development........................         102         225          298           684
  Sales and marketing..............................         127         205          433         3,395
  General and administrative.......................          49         155          174           414
                                                     -----------  ---------       ------    -----------
Operating profit (loss)............................           2        (259)        (484)       (3,699)
Interest expense...................................          --          --          (16)          (58)
                                                     -----------  ---------       ------    -----------
Net income (loss)..................................   $       2   $    (259)   $    (500)    $  (3,757)
                                                     -----------  ---------       ------    -----------
                                                     -----------  ---------       ------    -----------

                                                                            1998
                                                     --------------------------------------------------
                                                      MARCH 31     JUNE 30   SEPTEMBER 30   DECEMBER 31
                                                     -----------  ---------  -------------  -----------
Revenues...........................................       100.0%      100.0%       100.0%        100.0%
Cost of revenues...................................        83.0        87.6         88.7          91.1
                                                     -----------  ---------       ------    -----------
Gross profit.......................................        17.0        12.4         11.3           8.9
                                                     -----------  ---------       ------    -----------
Operating expense:
  Operating and development........................         6.2         8.6          8.0           7.7
  Sales and marketing..............................         7.7         7.8         11.6          38.1
  General and administrative.......................         3.0         5.9          4.7           4.6
                                                     -----------  ---------       ------    -----------
Operating profit (loss)............................         0.1        (9.9)       (13.0)        (41.5)
Interest expense...................................          --          --         (0.4)         (0.6)
                                                     -----------  ---------       ------    -----------
Net income (loss)..................................         0.1%       (9.9)%       (13.4  )%      (42.1 )%
                                                     -----------  ---------       ------    -----------
                                                     -----------  ---------       ------    -----------

    YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997

    REVENUES. Revenues for 1998 totaled $16.9 million compared to $1.3 million for 1997. Revenues consist of the selling price of DVD Video, DVD-ROM and other merchandise, net of sales discounts, as well as shipping and handling charges. Revenues increased as a result of significant growth in our customer base as the DVD format gained popularity, repeat orders from existing customers and three additional months of operations in 1998.

    COST OF REVENUES AND GROSS PROFITS. Cost of revenues for 1998 totaled $15.1 million compared to $1.0 million for 1997. Cost of revenues increased significantly as a result of the large increase in revenues. Cost of revenues consisted of the cost of merchandise, packaging and shipping.

    As DVD products increasingly gained consumer acceptance over the last 12 months, certain of our competitors have advertised and sold DVDs at prices we believe to be at or below their cost of acquisition. Our gross profit margins, as a percentage of revenues, declined to 10.8% for 1998 from 17.6% for 1997. This decline resulted from our short-term tactical decision to match some competitors' prices on certain products. We believe our competitors' discounting activities may decline as their or other online retailers' margins are negatively impacted by these practices. Also, during 1998, approximately 25% of our cash purchases of DVDs were made directly from studios. We expect this percentage to further increase as we expand our studio direct purchasing efforts. There can be no assurance that our gross profit margins will not continue to decline for the foreseeable future.

    OPERATING AND DEVELOPMENT EXPENSES. Operating and development expenses totaled $1.3 million for 1998 compared to $177,000 for 1997 due to the growth of our business. Operating expenses consisted primarily of the costs of purchasing, inventory management, order processing and customer service, including related payroll, insurance and depreciation expenses. Development expenses consisted primarily of the costs of software acquisition and development, technical infrastructure, graphic design, editorial and Web site content and related payroll. We anticipate that operating and development expenses will increase in absolute dollars as we expand our customer base and product offering, but gradually decline as a percentage of revenues.

    SALES AND MARKETING EXPENSES. Sales and marketing expenses totaled $4.2 million for 1998 compared to $97,000 for 1997. Sales and marketing expenses consisted primarily of advertising and promotional expenses and bank and other related transaction fees, as well as payroll associated with personnel involved in our advertising, marketing and public relations efforts. Sales and marketing expenses increased significantly as we expanded our efforts to attract more customers and increase brand awareness. During the second half of 1998, we entered into several marketing agreements, including agreements with America Online, One Zero Media (AltaVista) and Infoseek Corporation (Go.com), which require aggregate payments of up to $26.9 million over a 3-year period, $2.9 million of which was paid in 1998. The agreement with America Online also includes a warrant to purchase up to 1,384,007 shares of common stock. Such payments and the fair value of other equity consideration are capitalized and amortized based on the number of impressions delivered by each company. In addition, each of these agreements provides for additional payments based on the revenues we generate as a result of such agreements. We have other marketing relationships with several other Internet and hardware companies. We typically pay these marketing partners a percentage of the revenues generated from such relationships. We anticipate that sales and marketing expenses will continue to increase as we expand our online and traditional marketing programs.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses totaled $792,000 for 1998 compared to $91,000 for 1997. General and administrative expenses consisted of executive management, accounting and administrative personnel, facilities and other overhead costs. Through December 31, 1998, no salary had been charged or paid to Michael Dubelko, our Chairman, Chief Executive Officer and President. In March 1999, we entered into employment agreements with both Michael Dubelko and Andrew Crist. We anticipate that general and administrative expenses will increase in absolute dollars as we expand our executive management team and general staff, but gradually decline as a percentage of revenue. In addition we believe we will incur additional costs related to our growth and being a public company.

LIQUIDITY AND CAPITAL RESOURCES

    Net cash of $3.6 million and $290,000 was used for operating activities for 1998 and 1997, respectively, primarily as a result of net losses generated during those periods. Cash used in operations during 1998 included aggregate payments of $2.9 million under marketing agreements and increases in inventories of $1.6 million, offset by an increase in payables of $3.2 million.

    Net cash used in investing activities, consisting of purchases of fixed and intangible assets, totaled $897,000 for 1998 and $42,000 for 1997.

    Net cash provided by financing activities, consisting of capital contributions, stockholder loans and advances on lines of credit, totaled $5.5 million for 1998 and $320,000 for 1997.

    We have funded our operations and capital expenditures primarily through capital contributions and loans from our founder, Michael Dubelko, as well as bank credit lines that Mr. Dubelko has guaranteed. At December 31, 1998, we had a cash balance of $905,000. We have two credit lines totaling $3 million with Wells Fargo Bank, N.A., which were fully utilized as of December 31, 1998. The $2 million line bears interest at .25% below prime rate (7.5% at December 31, 1998) and the $1 million line bears interest at .75% above the prime rate (8.5% at December 31, 1998). We plan to use a portion of the proceeds of this offering to repay these lines. In addition, at December 31, 1998, we owed Michael Dubelko $1.3 million as a result of loans he made during 1998. These loans bore interest at 8.5%.

    During January 1999, we sold 1,714,285 shares of Series A Convertible Preferred Stock to certain private investors for net proceeds of $11.3 million. The 1,714,285 shares of Series A Convertible Preferred Stock will convert into 2,571,428 shares of common stock (post 3-for-2 stock split) upon the closing of this offering. In an unrelated transaction, we sold 135,000 shares of common stock to three directors for net proceeds of $630,000. A portion of the proceeds from these sales were used to pay back the loans made by Michael Dubelko described in the preceding paragraph and to pay certain amounts due under our marketing agreement with America Online.

    Although we expect negative cash flow from operations for the foreseeable future as we continue to develop and market our operations, we believe that the proceeds of this offering, together with our cash on hand will be sufficient to finance our planned operations and capital expenditures for the next 18 months, including a planned move to larger warehouse facilities, anticipated inventory increases and increased selling, general and administrative expenses. In addition, our marketing agreements require aggregate additional payments of up to approximately $24.0 million over the next three years.

SEASONALITY

    The demand for DVDs, like many other consumer products, will likely be highest in the fourth quarter, concurrent with the holiday gift purchasing season. Although our growth has mitigated the seasonal effects in our historic quarterly results, in the future we expect that our fourth quarter will generally be the strongest. See "Risk Factors--Our business will probably be affected by seasonal buying patterns."

YEAR 2000 ISSUE

    Many existing computer programs use only two digits to identify a year. These programs were designed and developed without addressing the impact of the upcoming change in the century. If not corrected, many computer software applications could fail or create erroneous results by, at or beyond the year 2000. This could result in system failures or miscalculations causing disruptions of operations, including, among others, a temporary inability to process transactions, send invoices, or engage in similar normal business activities.

    We use software, hardware, computer technology and other services that we developed and or purchased from third-party vendors that may fail due to the Year 2000 issue. We are dependent on financial institutions to process our customers' credit card payments for Internet services. We are also dependent on telecommunications vendors to maintain our network and the United States Postal Service, Federal Express and other third-party carriers to deliver orders to customers.

    We have completed an assessment of both our information technology and non-information technology. We do not believe that we have material exposure to the Year 2000 issue with respect to our own operating and information systems as well as the systems developed by Pandesic. Based upon our assessment, we believe that these systems are Year 2000 compliant and we do not anticipate incurring material costs to become Year 2000 compliant. We also believe that all non-information technology upon which we are materially dependent is Year 2000 compliant.

    We are currently assessing the Year 2000 readiness of other third-party supplied software, computer technology and other services and of our vendors. Based upon the results of this assessment, we will develop and implement, if necessary, a remediation plan with respect to third-party software, third-party vendors and computer technology and services that may fail to be Year 2000 compliant. At this time, the expenses associated with this assessment and potential remediation plan cannot be determined. The failure of our software and computer systems and of our third-party suppliers to be Year 2000 complaint would have a material adverse effect on us.

    The Year 2000 readiness of the general infrastructure necessary to support our operations is difficult to assess. For instance, we depend on the integrity and stability of the Internet to provide our services. We also depend on the Year 2000 readiness of the computer systems and financial services used by consumers. A significant disruption in the ability of consumers to access the Internet or portions of it, or to use their credit cards, would have an adverse effect on demand for our services.

    We do not currently have a formal contingency plan to deal with the scenario that might occur if technologies we are dependent upon are not Year 2000 compliant and fail to operate effectively as the year 2000 approaches. We intend to develop a plan for this scenario during 1999. See "Risk Factors-- We face risks associated with the Year 2000 issue."

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                                    BUSINESS

OUR COMPANY

    We are a leading Web-based retailer of movies and videos in the digital versatile disc format, commonly known as DVD. We operate our online store at www.dvdexpress.com and offer value-added content, community and other related information through our Web site at www.dvd.com. Hyperlinks provide easy access between our two Web sites. Our customers benefit from our extensive product selection and availability, convenient shopping experience, helpful customer service, competitive prices and value-added services. Our management's entertainment background, our close relationships with major and independent studios and our Hollywood location provide a unique value to our customers. To enhance our brand recognition and increase traffic to our online store, we have entered into strategic marketing agreements with America Online, Infoseek Corporation (Go.com) and AltaVista as well as other marketing agreements with several hardware and Internet companies.

    We maintain an inventory of nearly every title available in the DVD format in our warehouse. Through our online store, we offer customers the convenience and flexibility of shopping 24 hours a day, seven days a week. We ship our products directly from our warehouse to the customer, usually on the same day orders are received.

    We have grown rapidly since we commenced our online activities in April 1997. Our revenues were $8.9 million in the fourth quarter of 1998, up from $808,000 in the fourth quarter of 1997. We had revenues of $16.9 million in 1998 compared to $1.3 million in 1997.

MARKET OVERVIEW

    ONLINE COMMERCE. The Internet is an increasingly significant global medium for communications, content and commerce. International Data Corporation estimates that the number of Web users worldwide grew to approximately 97 million by the end of 1998 and will grow to approximately 320 million by 2002. We believe that growth in Internet usage has been fueled by a number of factors:

    - the large and growing installed base of personal computers in the workplace and homes;

    - advances in the performance and speed of personal computers and modems;

    - improvements in network infrastructure, security and bandwidth;

    - easier and cheaper access to the Internet; and

    - increased awareness of the Internet among businesses and consumers.

    The increasing functionality, accessibility and overall usage of the Internet and online services have made them an attractive commercial medium. The Internet and other online services are evolving into a unique sales and marketing channel, similar to retail stores, mail-order catalogs and television shopping. Online retailers can interact directly with customers by frequently adjusting their featured selections, editorial insights, shopping interfaces, pricing and visual presentations. Online retailers can also easily obtain demographic and behavioral data about customers, increasing opportunities for targeted direct marketing and personalized services. We believe that the minimal cost to publish on the Web, the ability to reach and serve a large and global group of customers electronically from a central location, and the potential for personalized low-cost customer interaction all provide additional economic benefits for online retailers. According to International Data Corporation, the number of Web buyers worldwide is estimated to increase from 27.6 million in 1998 to 128.4 million in 2002, representing a compounded annual growth rate of 46.9%.

    An increasingly broad base of products is being sold successfully online, including computers, travel services, brokerage services, automobiles, music, videos and books. International Data Corporation estimates that the total value of goods and services purchased worldwide over the Web grew from $296 million in 1995, to $32.4 billion in 1998, and will increase to $425.7 billion in 2002. Unlike traditional retail channels, online retailers do not have the costs of managing and maintaining a

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significant retail store infrastructure or the continuous printing and mailing costs of catalog marketing. Because of these advantages, we believe that online retailers have the potential to build large, global customer bases quickly and cost effectively and to achieve superior economic returns over the long term.

    HOME VIDEO BUSINESS. According to Paul Kagan Associates, the U.S. market for both VHS and DVD videos combined will increase from $8.9 billion in 1998 to $11.1 billion in 2002, representing a compounded annual growth rate of 5.7%. Since the introduction of the VCR over twenty years ago, renting and purchasing pre-recorded home videos has become a mainstream form of entertainment. Not only are more movies today viewed on video than in any other format, but the emergence of the pre-recorded video business has also created a large and growing market for the thousands of older and historic films. Each new generation represents potential new audiences for these older motion pictures. We believe that substantial growth opportunities exist in the retail online pre-recorded home video industry. We also believe that the DVD-Video format will eventually replace the VHS format in the video market.

    THE DVD FORMAT. DVD technology is similar in functionality to CD-ROM and CD-Audio technology, however a DVD, which is the same size as a CD, is able to store substantially more data than a CD. A typical DVD can hold a 135-minute motion picture with up to eight different spoken language tracks, thirty-two foreign language subtitles and six-channel, digital-surround sound. Added features such as the movie's soundtrack, director's notes, story-based games and other CD-ROM applications are also possible with the higher storage capacity afforded with DVDs. As a result, we believe the DVD format will be the first medium to embrace and allow for cross-promotion between video, audio and software products.

    We believe DVDs will initially compete most directly with sales and rentals of pre-recorded videotapes. DVD players have become more affordable and are currently available from several manufacturers at retail prices generally ranging from $250 to $1,000. Forrester Research reports that by the end of 1999, less than three years since its launch, 4.3 million DVD players will be installed in North American households, far outpacing the debut of both the CD player and VCR in their first years. Paul Kagan Associates estimates that the installed base of DVD players in U.S. households will increase from 1.1 million in 1998 to 12.0 million in 2002, representing a compounded annual growth rate of 81.7%. We believe that as the installed base of DVD players increases, the demand for DVD-Video titles will also increase. Currently, approximately 2,600 motion picture titles are available on the DVD format and we expect that number to grow rapidly as the format gains popularity. Paul Kagan Associates also estimates that DVD-Video discs sold in the United States will increase from 13.4 million discs in 1998 to approximately 159.6 million discs in 2002, representing a compounded annual growth rate of 85.7%. According to Paul Kagan Associates, during the same period the number of VHS tapes sold in the United States is estimated to decrease from 609.2 million in 1998 to 556.5 million in 2002.

    While DVDs are initially expected to serve as substitutes for video tapes, they are also expected to be a better distribution medium than CD-Audio and CD-ROM. We anticipate that the market for DVDs could eventually exceed that of CD-ROM and CD-Audio. Microsoft's Windows 98 operating system supports DVD, and Intel Corporation has started shipping a new DVD-compatible motherboard. International Data Corporation predicts that DVD-ROM drives sold for United States households will increase from 2.7 million in 1998 to 19.7 million in 2002, representing a compound annual growth rate of 64.3%.

    Another important advantage of the DVD format, which we believe will accelerate its market penetration, is its backward compatibility. DVD players and DVD-ROM drives are designed to read CD-Audio and CD-ROMs, respectively, which we expect to increase consumers' acceptance of this new technology. Unlike the introduction of CDs, consumers will be able to acquire the new DVD technology without making their music collections obsolete because DVD players will also be capable

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of playing CD-Audio. We believe these factors will contribute to the DVD format becoming the standard medium for home video, music and software distribution.

    TRADITIONAL VIDEO RETAIL INDUSTRY. We believe that traditional store-based retailers face a number of challenges in providing a satisfying shopping experience for consumers of video products. We believe these same challenges apply to the sale of DVDs:

    - The amount of physical space available in the store limits the number of titles and the amount of product inventory that a traditional store-based retailer can carry in any one store. As a result, many traditional store-based retailers focus their product selection on the most popular products that produce the highest inventory turns, thereby further limiting consumer selection.

    - Store configuration constraints limit merchandising flexibility. As a result, traditional retailers generally display products by category, such as action, comedy or drama, and cannot easily modify or reconfigure these merchandising strategies.

    - Traditional store-based retailers must open new stores to serve additional geographic areas, resulting in significant investments in inventory, real estate and the hiring and training of store personnel.

    - Traditional store-based retailers face challenges in hiring, training and retaining knowledgeable sales staff, thereby limiting the level of customer service available to consumers.

    In addition, we believe that many consumers find the video shopping experience, especially at traditional mass market retail outlets, to be time-consuming and frustrating due to factors such as inconvenient store hours, location and layout, as well as limited product selection and inadequate customer service.

OUR SOLUTION

    Our online store provides consumers with an enjoyable shopping experience which offers a compelling alternative to traditional video retailing. Our focus on the DVD format and commitment to customer service, along with the informational content and value-added services on our Web sites, enable us to address the needs and desires of our customers. The key components of our solution include:

    PREMIERE INTERNET ADDRESS. We were an early entrant in the online DVD market and acquired the exclusive rights to the Internet address www.dvd.com which provides high visibility and easy access to our Web sites.

    EXTENSIVE PRODUCT SELECTION AND AVAILABILITY. We offer and expect to continue to offer nearly every title available in the DVD format. In addition, we sell certain video and DVD-ROM games and accessories.

    RAPID DELIVERY. We manage our inventory so that order shipment usually occurs the same day orders are received, including weekends.

    CONVENIENT SHOPPING EXPERIENCE. Our online store provides customers with an easy-to-use shopping interface that is available 24 hours a day, seven days a week from the convenience of a customer's home or office. Our online store enables us to deliver a broad selection of titles to customers in locations that do not have easy access to physical stores. We also make the shopping experience convenient by categorizing our DVDs by movie genre. Our search technology makes it easy for consumers to locate products efficiently based on pre-selected criteria, such as title, actor or other key words.

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
    CONTENT AND COMMUNITY. Our Web sites educate and entertain visitors and provide an interactive community for DVD enthusiasts. We offer reviews, recommendations, news and information about new and existing titles and products, answers to frequently asked questions and the opportunity to preview over 700 streaming movie trailers. Our editorial staff maintains and updates our Web sites daily to provide our visitors a comprehensive source of information, interaction and commerce.

    COMMITMENT TO CUSTOMER SERVICE. We provide comprehensive sales support via e-mail and toll-free telephone service during extended hours. Once an order is placed, a customer can view the status of his or her order on our Web site or contact a customer service representative.

    VALUE-ADDED SERVICES. Through our online store, we offer real-time inventory status, order tracking and the ability to order titles up to two months in advance of their release. In addition, our technology platform enables us to provide specific recommendations based upon our customers' preferences.

OUR STRATEGY

    Our goal is to enhance our position as a leading online retailer of DVDs and related entertainment products and services. Our strategy includes the following elements:

    BUILD BRAND RECOGNITION. We intend to become a primary destination for consumers of DVDs. We attempt to target purchasers of DVD products through our Web sites, advertising and promotional activities. We use offline and online marketing strategies to maximize customer awareness and enhance our brand recognition:

    - STRATEGIC MARKETING RELATIONSHIPS AND ONLINE ADVERTISING. We utilize marketing arrangements with companies in the Internet, computer, and consumer electronics industries, including America Online, One Zero Media (AltaVista) and Infoseek Corporation (Go.com), as well as Gateway, Toshiba America Consumer Products, Compaq, Microsoft and NBC Mutlimedia. We also advertise on sites including Yahoo!, AOL, AltaVista, HotBot, Excite, Lycos, Go.com, MSN.com and VideoSeeker.

    - OFFLINE ADVERTISING. We use offline advertising to promote both our brand name and specific merchandising opportunities. Our advertising campaigns utilize traditional print and radio media. We advertise in THE WALL STREET JOURNAL and entertainment related publications such as ENTERTAINMENT WEEKLY, PREMIERE, MOVIELINE and HOME THEATER. We advertise in several major radio markets, including New York, Los Angeles and Chicago.

    - DIRECT ONLINE MARKETING. In order to drive traffic and repeat purchases, we deliver special offers, promotions and information to customers who visit our Web sites or who elect to receive semimonthly e-mail messages.

    DEVELOP AND MAINTAIN STRATEGIC RELATIONSHIPS WITH THE MAJOR
STUDIOS. Michael Dubelko, our founder, has built meaningful relationships in his 20-year career in the entertainment industry. As a result, we currently purchase a majority of our inventory directly from major and independent studios. Since many of our competitors are not able to do so, we believe we enjoy a significant cost advantage over them. Also, we regularly create product-specific promotions, contests and giveaways funded by the studios.

    ESTABLISH OPERATIONS IN INTERNATIONAL MARKETS. We have taken steps to establish warehouses and customer service centers in certain international markets where we believe we can benefit from the growth of the DVD format. An international physical presence should reduce our overseas shipping costs and allow us to respond quickly to customer inquiries.

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    PURSUE INCREMENTAL REVENUE OPPORTUNITIES.  We are considering offering complementary products to our customers, such as music and entertainment memorabilia, as well as an expanded selection of games. In addition, we are also considering selling ancillary services, advertising and sponsorships to interested parties. We believe these opportunities will present incremental revenue opportunities.

    CONTINUOUSLY IMPROVE CUSTOMER EXPERIENCE. We promote customer loyalty and build repeat purchase relationships with our customers by enhancing our service, content and community offerings. Specifically, we are dedicated to customer service, developing personalization features and programs, upgrading our user interface and increasing the automation and efficiency of our supply chain and order processing activities.

OUR WEB SITES

    We provide customers and other visitors with a compelling online experience by combining commerce, content and community on our Web sites. Hyperlinks provide for easy access between our commerce-focused online store
(www.dvdexpress.com) and the content and community driven Web site (www.dvd.com). Set forth below is a recent image of our Web sites, the content of which we update regularly:

    [GRAPHICAL PICTURE OF THE HOMEPAGES OF THE WEB SITES]

    [text under the www.dvdexpress.com picture--Our online store has been designed to be intuitive and easy to use, while providing a substantial number of user features that enhance the shopping experience.]

    [text under the www.dvd.com picture--This content and community site educates and entertains consumers and provides an interactive community for DVD enthusiasts.]

    DVDEXPRESS.COM. We designed our online store to be intuitive and easy to use, while providing a substantial amount of user features that enhance the shopping experience. Consumers shopping on our Web site can, in addition to ordering products, conduct targeted searches, view recommended products, participate in promotions and check their order status. The following highlights some of the key features of our online store:

    - BROWSING. The DVD EXPRESS online store offers visitors a variety of highlighted subject areas and special features arranged in a simple, easy-to-use layout intended to enhance product search and selection. Customers can browse by category, such as action, drama and comedy, or use a keyword search in order to locate a specific title. Also, customers can execute more sophisticated searches based on numerous pre-selected criteria, such as name of actors or directors, languages, price range, year of release and video or audio format such as Dolby Digital.

    - PRODUCT INFORMATION. One of the unique advantages of an Internet retail store is the ability to interweave product information and editorial content. At our online store, customers can find detailed product information, including reviews and recommendations of related titles and view over 700 streaming movie trailers.

    - ORDERING. We have designed our ordering system based on comments from our customers. A customer simply clicks on the "order" button to add products to his virtual shopping cart. A customer can add and subtract products from his shopping cart as he browses around our store, prior to making a final purchase decision. During a shopping session at DVD EXPRESS, a customer can click on a title and determine, in real-time, whether the item is in stock at our warehouse. A customer can then put the item in his personal shopping cart for immediate shipping, or if out of stock, to be shipped upon availability. When the customer is ready to complete an order, he simply proceeds to the checkout page, enters his name, shipping and billing information, selects a shipping and payment method, and completes the transaction. If

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
      requested, we keep the customer's information in our database, which facilitates repeat purchases by eliminating the need to resubmit information on future orders.

    - PAYING. Customers generally use a credit card or debit card which is authorized during the checkout process and charged when the item is shipped to the customer. Our online store uses an encryption technology that works with the most common Internet browsers to prevent unauthorized parties from reading information sent by our customers. Our system automatically confirms receipt of each order via e-mail within minutes and notifies the customer when we ship the order, which is usually on the same day.

    - GETTING HELP. From every page of our online store, a customer can click on a "customer service" button to go to our customer service area. The customer service area of our online store contains extensive information for first-time and repeat visitors. In this area, we assist customers in searching for, shopping for, ordering and returning our products. In addition, we provide customers with information on our policies, answer their most frequently asked questions and enable them to send us suggestions via e-mail. Furthermore, our customer service representatives are available to answer questions about products and the shopping process during extended hours via our toll-free number, which is displayed in the customer service area of our online store.

    We provide an extensive selection of DVD titles that would be economically impractical to stock in a traditional store. Unlike traditional store-based retail formats, our online store provides us significant flexibility with regard to the organization and presentation of our product selection without having to alter the layout of a physical store.

    To encourage purchases, we feature various rotating promotions and continuously update our online recommendations. We also actively create and maintain pages that are artistically designed to highlight certain titles. We believe this strategy provides us with an excellent opportunity to promote impulse purchases by customers. Finally, our value-added services such as our recommendations enable us to display and promote our product selection in a flexible and targeted manner.

    DVD.com. We operate an information and entertainment Web site located at www.dvd.com which is linked to our online store. This site educates and entertains consumers and provides an interactive community for DVD enthusiasts. Where specific movies are discussed or otherwise presented, there is a link to our online store so that the title can be easily researched and purchased. Our site is maintained and updated regularly by our editorial staff to provide our users with a comprehensive source of information and interaction, and is organized into the following five distinct areas:

    - SCOOP. Features the latest DVD news, reviews of the newest DVD releases and original feature stories on digital entertainment trends. Scoop also contains message boards where users can share information.

    - LEARN. Displays features on home theater components, the latest information on DVD technology, reasons why DVD is a superior format to VHS or laserdisc and a "DVDictionary," which provides understandable explanations of technical terms.

    - FIX. Introduces DVD enthusiasts to "Doc DVD," a DVD specialist in hardware functionality, software, and player/disc compatibility issues who personally responds to any DVD-related questions via e-mail, usually within 24 hours. Doc DVD's answers to frequently asked questions about DVD technology are also available on our Web site.

    - SCHMOOZE. Takes users inside the DVD movie process. Each month, an acclaimed director or filmmaker talks about technology's effect on the industry. Schmooze also goes behind-the-scenes with the production teams at various studios to get an insiders look at the film-making process.

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
    - PLAY. Features product reviews and other information on personal digital products, as well as articles and celebrity interviews, digital postcards and DVD-specific reviews, which differentiate DVD movies from other formats.

    We believe that we are providing a valuable service to existing and potential customers by making it quick and easy for visitors to become more acquainted with new technologies and the benefits and features of the DVD format.

SALES AND MARKETING

    Our target market is DVD owners and online shoppers. Forrester Research estimates that 47% of DVD owners have an online connection at home, 58% of these consumers research products online and 40% shop online. In addition, Forrester Research estimates that in 1998 United States households earning more than $50,000 a year accounted for 74% of U.S. online spending and that in 2003 this group will account for 66% of U.S. online revenues. We believe that our company will enjoy growth fueled by the rapid adoption of the DVD format, the growth and acceptance of Internet commerce and the attractive demographics of online consumers and DVD owners. The fundamental elements of our sales and marketing strategy are as follows:

    - build brand recognition;

    - increase consumer traffic to our Web sites;

    - add new customers and convert visitors into buyers; and

    - build customer loyalty.

    Like many other Internet retailers, we advertise on major search and directory providers, as well as certain movie-specific sites. We believe we have purchased a substantial portion of the available banner advertising on well-recognized search engines for the keyword "DVD." We believe that this targeting strategy is more cost-effective than other methods of advertising on the Internet. We currently advertise on sites including Yahoo!, AOL, AltaVista, HotBot, Excite, Lycos, Go.com, MSN.com and VideoSeeker.

    In addition to Internet-specific marketing and advertising, we also conduct campaigns utilizing traditional print, outdoor and radio advertising. We advertise in publications which serve our customers' demographic profile, such as THE WALL STREET JOURNAL, and entertainment related publications such as ENTERTAINMENT WEEKLY, PREMIERE, MOVIELINE and HOME THEATER. We advertise in several major radio markets, including New York, Los Angeles and Chicago.

    We began selling DVDs shortly after the introduction of the first DVD players. We have over 150,000 registered users in our e-mail database to whom we regularly send information regarding new releases, promotions and contests. We use this database to stimulate interest in new releases and to keep the DVD EXPRESS brand name in the minds of customers. Since we consider early adopters among the most active consumers in a product class, we believe our database is a strategic asset for the growth of our business.

STRATEGIC MARKETING RELATIONSHIPS

    We currently have the following strategic marketing agreements in place:

    AMERICA ONLINE. In August 1998, we entered into an agreement with America Online Inc. pursuant to which America Online will provide us with premier positioning throughout the America Online service (including the Entertainment, Shopping, Lifestyles, Travel, Influence and Research and Learn channels) on AOL and America Online's Digital City. The initial term of the agreement ends October 2001. As part of our commitment to the strategic relationship, we will provide promotions and

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special offers to America Online members, and to users of AOL and Digital City.
We have guaranteed payments during the term to America Online of $15 million ($5 million of which has been paid through March 31, 1999) and, under certain circumstances, a percentage of our revenues attributable to America Online member traffic. We have also granted to America Online a warrant to purchase up to 1,384,007 shares of our common stock. See "Description of Capital Stock--Warrants."

    ONE ZERO MEDIA (ALTAVISTA). In September 1998, we entered into an agreement with One Zero Media, Inc. One Zero Media is the exclusive producer and aggregating partner for the "Entertainment Zone," the entertainment content area within the "AltaVista" Web site. Pursuant to the agreement, we have been appointed as the sole provider of the Entertainment Zone's DVD Store Area. The agreement also contemplates significant promotional efforts on our behalf in both the Entertainment Zone and on the Wild Wild Web syndicated television show. We pay One Zero Media based on the amount of traffic originating from AltaVista.

    INFOSEEK CORPORATION (GO.com). In October 1998, we entered into a distribution agreement with Infoseek Corporation (commonly known as Go.com) pursuant to which Go.com will feature us in its Entertainment Channel and various other areas throughout the service. During the 24-month term of the agreement, we are obligated to pay Infoseek a minimum of $5.3 million plus a percentage of our revenues attributable to Go.com member traffic.

    We also currently have marketing arrangements with several other companies, including Cowabunga Enterprises Inc. (a wholly owned subsidiary of Gateway Inc.), Toshiba America Consumer Products, Inc., Compaq Computer Corporation, Microsoft Corporation and NBC Multimedia, Inc. We typically pay these marketing partners a percentage of the revenues generated from the relationship.

SUPPLY ARRANGEMENTS; STUDIO RELATIONSHIPS

    We believe we are one of the few online retailers that purchase DVDs directly from major studios. Although we enjoy this status in part due to the number of DVDs we sell, the industry experience and studio relationships of our founder, Michael Dubelko, helps facilitate purchasing directly from studios. In addition to better pricing, we receive cooperative advertising and market development funds from several studios. To date, we have awarded premiums such as T-shirts and movie memorabilia to our customers. In the future, we intend to use these funds to help pay for print and online advertising. In the first quarter of 1999, approximately 45% of our cash purchases of DVDs were made directly from studios. We expect this percentage to increase further as we expand our studio direct purchasing efforts.

PRODUCT DISTRIBUTION

    We ship customer orders from our approximately 8,000 square foot warehouse located in Hollywood, California. We currently stock approximately 2,600 different DVD titles. Orders are communicated from our Web site to our warehouse through an order processing system that controls the pick, pack and ship processes. This system also provides our Web site with data on inventory activity and status, which enables it to display individual product availability. Orders are usually shipped on the same day they are received. Customers can select to have their order shipped via Federal Express or the United States Postal Service. Shipping costs are paid by the customer. We feel our rapid delivery contributes substantially to the satisfaction of our customers.

CUSTOMER SERVICE

    We believe that superior customer service and support is critical to retaining and expanding our customer base. We provide timely and accurate responses to both telephone and e-mail inquiries. Our customer service representatives are available from 8:00 am until 6:00 pm, Pacific Time, seven days a week. During 1999, we expect to increase the number of hours that we provide telephone support. We

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
currently have 20 full time customer service representatives. Our customer service team is responsible for handling general customer inquiries, answering customer questions about the ordering process, investigating the status of orders, shipments and payments, as well as processing customer orders. Our customer service representatives are a valuable source of feedback regarding customer satisfaction. We use BizRate, an online market research company, to compile customer comments on their experiences. BizRate provides monthly reports that enable us to make improvements in response to our customers' comments. Our online store site also contains a customer service page that outlines store policies and provides answers to frequently asked questions.

TECHNOLOGY

    Since May 1998, we have been using a specialized electronic commerce system from Pandesic LLC to operate our Web site and process orders. Pandesic, a joint venture between Intel and SAP, provides this system and related equipment, management services and support. As one of Pandesic's first customers, we have entered into an agreement by which we assist Pandesic in the development of new software features to enhance their system. In exchange, Pandesic provides us with marketing support.

    With this system, customers have the ability to access their account information, track their order, preorder products, cancel and change orders and receive credit card approvals online. They can also check the exact availability of every product we display at our online store. Customers can elect to hold orders until all items are available or generate multiple shipments as items become available. Orders and invoices are automatically confirmed by e-mail as they are processed.

    We continue to extend and enhance the online features of our Web sites through a combination of internal software development and the licensing of third-party software, including that provided by Pandesic. We are focusing our development efforts on features that appeal to our customers, such as online movie trailers and customized product recommendations.

    Our systems have been designed by Pandesic to reduce downtime in the event of outages or catastrophic occurrences. Our system hardware is hosted at their facility in Folsom, California which provides redundant communications lines and emergency power backup.

COMPETITION

    The online commerce market is new, rapidly evolving and intensely competitive, and we expect that competition will further intensify in the future. Barriers to entry are not extensive, and current and new competitors can launch new sites at a relatively low cost. In addition, the broader retail video industry is intensely competitive. We currently compete with a variety of online vendors who specialize in DVDs and videos, as well as those who also sell books, music and other entertainment products. We also compete with traditional retailers, including specialty video retailers, mass merchandisers, department and consumer electronics stores, as well as non-store retailers such as mail-order video clubs. Many of these traditional retailers also support dedicated Web sites that compete with us directly.

    We believe that the principal competitive factors in the online market are brand recognition, product selection, value-added services, ease of use, site content, customer service and price. We believe that we compete favorably with respect to brand recognition, product selection, value-added services, ease of use, site content and customer service. Many of our current and potential competitors have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing and other resources than we do. Certain of our competitors have adopted, and may continue to adopt, aggressive pricing or inventory availability policies and devote substantial resources to Web site and systems development. Increased competition may reduce our operating margins, market share and brand recognition.

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INTELLECTUAL PROPERTY

    We regard our trademarks (particularly "DVD EXPRESS"), trade secrets and similar intellectual property as critical to our success, and we rely on trademark and trade secret protection and confidentiality and/or license agreements with our employees, customers, partners and others to protect our proprietary rights. We have registered our "DVD EXPRESS" trademark in the United States and have applied for the registration of our "DVD EXPRESS" trademark internationally. Effective trademark and trade secret protection may not be available in every country in which our products and service are made available online.

EMPLOYEES

    As of December 31, 1998, we had 72 employees. We vary the number of part-time and temporary employees to respond to fluctuating market demand for our products. Our employees are not covered by a collective bargaining agreement. We consider our relationships with our employees to be good.

PROPERTIES

    Our executive offices, sales and marketing operations and warehouse are located at 7083 Hollywood Boulevard, Los Angeles, California 90028, where we lease approximately 18,800 square feet of space. The current monthly rental due under this lease is approximately $30,600. A portion of the lease expires in April 2001 with the remainder expiring in October 2003. We will have to relocate some of our operations within the next 12 months and we currently are conducting a search for suitable locations. We believe that suitable additional or alternative space will be available on commercially reasonable terms.

LEGAL PROCEEDINGS

    We are not involved in any pending, nor are we aware of any threatened, legal proceedings which we believe could reasonably be expected to have a material adverse effect on our business, operating results or financial condition.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth certain information with respect to the directors and executive officers of DVD EXPRESS as of March 15, 1999:

NAME                        AGE                      POSITION
--------------------------  --- --------------------------------------------------
                                Chairman of the Board, Chief Executive Officer and
Michael J. Dubelko........  46  President
Andrew T. Crist...........  43  Chief Financial Officer and Secretary
Joan A. Abend.............  40  Vice President of Operations
Alison I. Johns...........  38  Vice President and Executive Editor
Susan M. Daniher..........  29  Vice President of Marketing
Jason L. Vagner...........  27  Vice President of Technology
Steven S. Antebi(1)(2)....  55  Director
Kimberly S. Eads(1).......  32  Director
Norman J. Pattiz(2).......  56  Director
Stephen J. Cannell........  58  Director
Harold E. Hughes..........  53  Director

------------------------

(1) Member of the Audit Committee.

(2) Member of Compensation Committee.

    MICHAEL J. DUBELKO has been our Chairman of the Board, Chief Executive Officer and President since DVD Express was founded in October 1996. From December 1986 through June 1995, Mr. Dubelko served as President of the Cannell Studios; from May 1982 through November 1986, he was Executive Vice President of Cannell. In his role at Cannell, he oversaw the production and distribution of over 30 prime-time television series, developed the largest motion picture and television studio in Canada and formed a broadcast group of independent television stations. Under his direction, Cannell grew to become one of the largest privately-held film entertainment companies, prior to its sale to New World Entertainment in 1995, which was shortly thereafter acquired by News Corp. From October 1980 to April 1982, he was employed by Jess S. Morgan & Co., an entertainment business management firm. From January 1974 through September 1980, Mr. Dubelko was employed by Touche Ross & Co. as a certified public accountant. Mr. Dubelko received his B.B.A. in Finance from Cleveland State University.

    ANDREW T. CRIST has served as our Chief Financial Officer and Secretary since February 1999. Prior to joining us, Mr. Crist was Vice President of Financial Operations/Mergers and Acquisitions with Blockbuster Entertainment Corporation from September 1996 to February 1999. From 1987 to 1996, Mr. Crist was Executive Director of International Development and Senior Director of Retail Product Management with Alamo Rent A Car, Inc. He began his career with a seven-year tenure at KPMG Peat Marwick in 1979. Mr. Crist has an M.B.A. degree with honors from The University of Michigan and a B.A. degree in accounting from Duke University. He is a certified public accountant.

    JOAN A. ABEND joined us in February 1997 as Vice President of Operations. From September 1994 to January 1997, Ms. Abend was employed by Cannell Motion Pictures as a development executive. From January 1987 to June 1994, Ms. Abend was employed by The Education Group as Vice President of Operations. From October 1986 to August 1988, Ms. Abend was employed by The MGM Store as its Retail Manager.

    ALISON I. JOHNS joined us in June 1998 as Vice President and Executive Editor. From September 1994 to July 1997, Ms. Johns was a Content Director in Artdirect, Inc., a Web design studio. From March 1986 to June 1994, Ms. Johns was employed by MILLIMETER, The Magazine of Motion

Picture, Television and New Media Production. During the last four years at MILLIMETER, she served as Editor-in-Chief. Ms. Johns has been a journalist for over ten years covering entertainment, technology and culture. Ms. Johns graduated from Rutgers College with a B.A. in English Literature.

    SUSAN M. DANIHER joined us in March 1998 as Vice President of Marketing. From June 1992 to March 1998, Ms. Daniher was employed by Blockbuster Entertainment Group in Washington, DC, Philadelphia and Dallas in various marketing capacities, most recently as National Product Marketing Manager. From June 1991 to May 1992, Ms. Daniher was employed by Marlo Furniture as its Advertising Coordinator. Ms. Daniher received her B.A. in Advertising from the University of Florida.

    JASON L. VAGNER joined us in February 1998 as Vice President of Technology. From September 1997 to January 1998, Mr. Vagner was an information security analyst at Charles Schwab and Co. Mr. Vagner was employed by Strategic Interactive Group from August 1996 to August 1997 as a Senior Unix Administrator. From January 1996 to April 1996, Mr. Vagner was employed as a senior systems administrator at Cape Internet. Mr. Vagner received his B.A. in English from Arizona State University.

    STEVEN S. ANTEBI has served as a Director since July 1998. Mr. Antebi is the Manager of Fontenelle LLC, a personal holding company specializing in telecommunications and Internet investments. He is also the general partner of Maple Partners, a California partnership with investments in equities and is managing partner of JLA Partners, a venture capital partnership specializing in late stage development companies. Mr. Antebi is also President and Chairman of the Board of Novante Communications, a Nevada corporation which invests in debt and equity marketable securities. From March 1973 through June 1991, Mr. Antebi was employed by Bear Stearns & Co. Inc., and from 1986 through 1991 served as a Managing Director.

    KIMBERLY S. EADS has served as a Director since January 1999. Since December 1998, Ms. Eads has been General Partner of Geocapital Partners, a venture capital firm. From June 1997 to November 1998, she served as a Principal with Geocapital Partners and from June 1995 to May 1997 she was an associate with the firm. From August 1992 to March 1995, Ms. Eads was Vice President of Lease Guarantee Corporation, a technology start-up that she co-founded. Ms. Eads received her B.S. degree in Mechanical and Aeronautical Engineering from Princeton University.

    NORMAN J. PATTIZ has served as a Director since January 1999. Mr. Pattiz is Chairman of the Board of Westwood One, Inc., a leading producer and distributor of nationally sponsored radio programs and the nation's largest radio network. Mr. Pattiz founded Westwood One, Inc. in 1976 and was Chief Executive Officer until February 1994.

    STEPHEN J. CANNELL has served as a Director since January 1999. Mr. Cannell is the Emmy Award-winning creator and producer of over 35 television series, and one of television's most prolific writers, with over 1,500 episodes to his credit. He is also a national best-selling author of four novels. Mr. Cannell was the founder and Chief Executive Officer and Chairman of the Board of the Cannell Studios until its sale to New World Entertainment in July 1995.

    HAROLD E. HUGHES has served as a Director since March 1999. Mr. Hughes is the Chairman and Chief Executive Officer of Pandesic LLC. Pandesic is an eCommerce software supplier owned jointly by Intel and SAP. Prior to joining Pandesic, Mr. Hughes worked for 23 years at Intel Corporation during which time he held a number of positions in financial and operational management. His most recent assignments were as Vice President and Director of Planning and Logistics and Chief Financial Officer. Prior to joining Intel, he served as an Officer in the U.S. Army from 1968-1972. He received a B.A. from the University of Wisconsin in 1968 and M.B.A. from the University of Michigan in 1974. He is on the boards of the London Pacific Group, Merant PLC, and Hummingbird Communications.

    We have a staggered Board of Directors. Each Director holds office until the annual meeting for the year in which his term expires or until his successor shall be duly elected and qualified. Our Bylaws presently provide that the number of directors shall be fixed at six. Vacancies on our Board of Directors may be filled only by a majority of the remaining directors. In no case will our Board of Directors reduce the number of directors to shorten the term of any incumbent director.

    Executive officers are appointed and serve at the discretion of our Board of Directors, subject to applicable employment contracts.

COMMITTEES OF OUR BOARD OF DIRECTORS

    Our Board of Directors recently created a compensation committee and an audit committee. The compensation committee will evaluate our compensation policies and administer our stock option plan. The members of the compensation committee are Steven Antebi and Norman Pattiz. The audit committee will review the scope of our audits, the engagement of our independent auditors and their audit reports. The audit committee will also meet with the financial staff to review accounting procedures and reports. The members of the audit committee are Steven Antebi and Kimberly Eads.

DIRECTOR COMPENSATION

    We intend to pay non-employee directors fees of $1,000 for each meeting attended. Directors are also eligible to receive options under our Stock Incentive Plan. As of March 31, 1999, we had granted options to purchase an aggregate of 187,500 shares of common stock to our directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    We did not have a compensation committee for the fiscal year ended December 31, 1998. For the fiscal year ended December 31, 1998, all decisions regarding executive compensation were made by our Board of Directors. No interlocking relationship exists between any of our executive officers or any member of our compensation committee and any member of any other company's board of directors or compensation committee.

EXECUTIVE COMPENSATION

    The following table sets forth both the compensation paid or to be paid by us to Michael Dubelko, our President and Chief Executive Officer (the "Named Executive Officer"), for services rendered during 1998. No executive officer received compensation in excess of $100,000 for 1998.

                           SUMMARY COMPENSATION TABLE

                                                                                         LONG TERM
                                                                                        COMPENSATION
                                                                                        ------------
                                                             ANNUAL COMPENSATION         NUMBER OF
                                          FISCAL YEAR   -----------------------------    SECURITIES
                                             ENDED                       OTHER ANNUAL    UNDERLYING
NAME AND PRINCIPAL POSITION               DECEMBER 31   SALARY   BONUS   COMPENSATION     OPTIONS
----------------------------------------  -----------   ------   -----   ------------   ------------
Michael J. Dubelko, Chairman, Chief
  Executive Officer and President(1)....     1998        -0-      -0-        -0-            -0-

------------------------

(1) Michael Dubelko did not receive a salary during 1998. Mr. Dubelko will be entitled to receive an annual base salary of $50,000 for 1999 pursuant to his employment agreement. For a description of Mr. Dubelko's employment agreement, see "Employment Agreements with Executive Officers," below.

EMPLOYMENT AGREEMENTS WITH EXECUTIVE OFFICERS

    Michael Dubelko has entered into a three-year employment agreement with us, effective as of March 1, 1999, pursuant to which Mr. Dubelko will serve as our Chairman, Chief Executive Officer and President. Pursuant to this agreement, Mr. Dubelko will be entitled to a base salary of $50,000 per year, subject to increase at the discretion of our Board of Directors. The employment agreement terminates on February 28, 2002 unless sooner terminated pursuant to its terms. If Mr. Dubelko's employment is terminated without cause or as a result of a change in control, he will be entitled to continue to receive his base salary for a one-year period following such termination.

    Andrew Crist has entered into a two-year employment agreement with us, effective as of March 1, 1999, pursuant to which Mr. Crist will serve as our Chief Financial Officer. Pursuant to this agreement, Mr. Crist will be entitled to a base salary of $150,000 per year, subject to increase at the discretion of our Board of Directors. The employment agreement terminates on February 28, 2001 unless sooner terminated pursuant to its terms. If Mr. Crist's employment is terminated without cause or as a result of a change in control, he will be entitled to continue to receive his base salary for a one-year period following such termination.

    Other than Michael Dubelko and Andrew Crist, officers are appointed by and serve at the discretion of our Board of Directors.

STOCK INCENTIVE PLAN

    We adopted a Stock Incentive Plan (the "Stock Plan") in 1998. Each of our executive officers, other employees, directors or consultants (or those of any of our future subsidiaries) is eligible to be considered for the grant of awards under the Stock Plan. A maximum of 2,250,000 shares of common stock may be issued pursuant to awards granted under the Stock Plan, subject to certain adjustments to prevent dilution. Any shares of common stock subject to an award which for any reason expires or terminates unexercised are again available for issuance under the Stock Plan.

    The Stock Plan will be administered by our Board of Directors or by a committee of two or more directors appointed by our Board of Directors. Subject to the provisions of the Stock Plan, the Administrator will have full and final authority to select the executives and other employees to whom awards will be granted thereunder, to grant the awards and to determine the terms and conditions of the awards and the number of shares to be issued pursuant thereto.

    AWARDS. The Stock Plan authorizes the Administrator to enter into both incentive and non-statutory options. An award under the Stock Plan may permit the recipient to pay all of the purchase price of the shares by delivering previously owned shares of our capital stock.

    PLAN DURATION. The Stock Plan became effective upon its adoption by our Board of Directors and the stockholder in January 1998. As of the date hereof, our Board has granted options covering an aggregate of 974,250 shares of common stock to our directors, officers and employees, with a weighted average exercise price of $3.50 per share. No options have been exercised. Although any award that was duly granted on or prior to such date may thereafter be exercised or settled in accordance with its terms, no shares of common stock may be issued pursuant to any award made on or after December 31, 2007.

    AMENDMENTS. The Administrator may amend or terminate the Stock Plan at any time and in any manner, provided, however no recipient of any option may, without his or her consent, be deprived of any of his or her rights under the option as a result of such amendment or termination. Stockholder approval is required to, among other things, increase the number of shares available for issuance under the Stock Plan.

    FORM S-8 REGISTRATION. We intend to file a registration statement under the Securities Act to register the 2,250,000 shares of common stock reserved for issuance under the Stock Plan, and the option to purchase 300,000 shares granted to a certain employee. Such registration statement is expected to be filed shortly following the date of this prospectus and will become effective immediately upon filing with the Commission. Shares issued under the Stock Plan after the effective date of such registration statement generally will be available for sale to the public without restriction, except for the 180-day lock-up provisions and except for shares issued to our affiliates, which will remain subject to the volume and manner of sale limitations of Rule 144. See "Shares Eligible for Future Sale."

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

    Our Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for (i) any breach of their duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unlawful payments of dividends or unlawful stock repurchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit. Such limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or recession.

    Our Certificate of Incorporation and Bylaws provide that we shall indemnify our directors and executive officers and may indemnify our other officers and employees and other agents to the fullest extent permitted by law. We believe that indemnification under our Bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our Certificate of Incorporation also permits us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the provisions of law would permit such indemnification.

    We plan to enter into agreements to indemnify our directors and executive officers, in addition to the indemnification provided for in our Certificate of Incorporation. These agreements, among other things, provide for indemnification of our directors and executive officers for certain expenses (including attorneys' fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of DVD EXPRESS, arising out of such person's services as a director or executive officer of DVD EXPRESS, any subsidiary of DVD EXPRESS or any other company or enterprise to which the person provides services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

    At present, we are not aware of any pending or threatened litigation or proceeding involving a director, officer, employee or agent in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    Since January 1, 1998, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which the Company or any of its subsidiaries was or is to be a party, in which the amount involved exceeded or will exceed $60,000 and in which any director, executive officer, holder of more than 5% of the common stock of the Company or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest other than (i) compensation agreements and other arrangements, which are described where required in "Management," and (ii) the transactions described below.

    We have entered into a tax indemnification agreement with Michael Dubelko relating to our respective income tax liabilities. See "Termination of S Corporation Status."

    On January 15, 1999, we sold an aggregate of 135,000 shares of our common stock to three of our directors, Steven Antebi, Norman Pattiz and Stephen Cannell, for a purchase price of $4.67 per share.

    On January 4, 1999, we sold an aggregate of 1,714,285 shares of our Series A Convertible Preferred Stock to Geocapital V, L.P., Geocapital IV, L.P. and Broadview Partners Group for an aggregate purchase price of $12 million. The 1,714,285 shares of Series A Convertible Preferred Stock will convert into 2,571,428 shares of common stock (post 3-for-2 stock split) upon the closing of this offering. In connection with the Series A Convertible Preferred Stock financing, Kimberly Eads, a general partner of Geocapital Partners, was elected to our Board of Directors.

    In December 1998, we borrowed $1,000,000 from Michael Dubelko. The loan was repayable upon demand and bore interest at 8.5%. The loan was repaid in full during the first quarter of 1999.

    In December 1998, we borrowed $300,000 from Michael Dubelko. The loan was repayable upon demand and bore interest at 8.5%. The loan was repaid in full during the first quarter of 1999.

    Michael Dubelko has personally guaranteed the $2 million credit line and the $1 million credit line we have with Wells Fargo Bank. We plan to repay these credit lines with a portion of the net proceeds of this offering. Mr. Dubelko's guarantees will terminate upon repayment of the credit lines. Mr. Dubelko has also guaranteed the lease on our office space.

    On March 25, 1998, we entered into an E-Business Solution Agreement with Pandesic to provide our electronic commerce system. Harold Hughes is the Chairman and Chief Executive Officer of Pandesic, and joined our Board of Directors in March 1999. We have paid approximately $500,000 to Pandesic under this agreement through March 31, 1999.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth certain information regarding the beneficial ownership of the common stock as of March 31, 1999, and as adjusted for our sale
of       shares of common stock offered by this prospectus, for (i) each person who is known to us to be the beneficial owner of more than 5% of the outstanding common stock, (ii) each of our directors, (iii) the Named Executive Officer, and
(iv) all of our directors and executive officers as a group. The address of each person listed is in care of us, at 7083 Hollywood Boulevard, Los Angeles, California 90028, unless otherwise set forth below such person's name.

                                                                              PERCENTAGE BENEFICIALLY OWNED(1)
                                                          NUMBER OF SHARES    ---------------------------------
NAME OF BENEFICIAL OWNER                                 BENEFICIALLY OWNED   BEFORE OFFERING   AFTER OFFERING
-------------------------------------------------------  ------------------   ---------------   ---------------
Michael J. Dubelko(2)..................................      14,904,000         84.2%                 %

Geocapital V, L.P.
Two Executive Drive
Fort Lee, New Jersey 07024.............................       1,500,000          8.5%                 %

Geocapital IV, L.P.
Two Executive Drive
Fort Lee, New Jersey 07024.............................       1,056,428          6.0%                 %

America Online, Inc.
22000 AOL Way
Dulles, Virginia 20166(3)..............................       1,384,007          7.2%                 %

Broadview Partners Group
One Bridge Plaza
Fort Lee, New Jersey 07024.............................          15,000         *                 *

Steven S. Antebi.......................................          45,000         *                 *

Stephen J. Cannell.....................................          45,000         *                 *

Norman J. Pattiz.......................................          45,000         *                 *

Kimberly S. Eads(4)....................................               0         *                 *

Harold E. Hughes.......................................               0         *                 *

All of the directors and executive officers as a group
  (11 persons)(4)(5)...................................      15,280,667         85.1%                 %

------------------------
*   Less than 1%.

(1) Percentage ownership is based on 17,706,428 shares outstanding as of April 12, 1999, including 2,571,428 shares of common stock issuable upon conversion of all outstanding preferred stock at the closing of this offering, but excluding 1,384,007 shares of common stock which may be purchased upon the exercise of the warrant granted to America Online. Shares of common stock subject to options currently exercisable or exercisable within 60 days of April 12, 1999 are deemed outstanding for purposes of computing the percentage ownership of the person holding such options but are not deemed outstanding for computing the percentage ownership of any other person. Except pursuant to applicable community property laws or as indicated in the footnotes to this table, each stockholder identified in the table possesses sole voting and investment power with respect to all shares of common stock shown as beneficially owned by such stockholder.

(2) Includes 300,000 shares of common stock held in the Dubelko 1999 Children's Trust dated January 1, 1999, of which Michael Dubelko is trustee.

(3) Represents shares of common stock which may be purchased upon exercise of a warrant.

(4) Kimberly Eads is a General Partner of Geocapital V, L.P. and Geocapital IV, L.P. Ms. Eads disclaims beneficial ownership of the shares held by Geocapital V, L.P. and Geocapital IV, L.P.

(5) Includes 241,667 shares of common stock which may be purchased upon exercise of options.

                          DESCRIPTION OF CAPITAL STOCK

    We are authorized to issue 50,000,000 shares of common stock, par value $.0001 per share, and 10,000,000 shares of preferred stock, par value $.0001 per share. As of the date of this prospectus, there were 17,706,428 shares of common stock outstanding and there were 24 holders of record of the common stock. There are no shares of preferred stock outstanding. The following statements are brief summaries of certain provisions relating to our capital stock.

COMMON STOCK

    The holders of common stock are entitled to one vote for each share held of record on all matters on which the holders of common stock are entitled to vote. The holders of common stock are entitled to receive ratably dividends when, as and if declared by our Board of Directors out of funds legally available therefor. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled, subject to the rights of holders of Preferred Stock issued by us, if any, to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the common stock.

    The holders of common stock have no preemptive or conversion rights and they are not subject to further calls or assessments by us. There are no redemption or sinking fund provisions applicable to our common stock. The outstanding shares of common stock are, and the common stock issuable pursuant to this prospectus will be, when issued, fully paid and nonassessable.

PREFERRED STOCK

    Our Board of Directors has the authority to issue the authorized and unissued preferred stock in one or more series with such designations, rights and preferences as it may determine from time to time. Accordingly, our Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights superior to, or which otherwise adversely affect, the voting power or other rights of the holders of our common stock. In the event of issuance, our preferred stock could be utilized, under certain circumstances, as a way of discouraging, delaying or preventing an acquisition or change in our control. After this offering, we will not have any shares of preferred stock outstanding, and we do not presently intend to issue any shares of preferred stock, although we may do so.

OPTIONS

    As of the date hereof, our Board of Directors has granted, under our Stock Plan, options covering an aggregate of 974,250 shares of common stock to our directors, officers and employees, with a weighted average exercise price of $3.50 per share. Such options typically vest over a three year period.

    In addition, on June 1, 1997, our Board of Directors granted stock options to purchase up to 300,000 shares of common stock at $.0667 per share to Joan Abend. These options vest over a four year period.

WARRANTS

    On August 1, 1998, we granted a warrant to America Online, Inc. (the "America Online Warrant") to purchase up to 1,384,007 shares of common stock at an exercise price $5.60 per share. The America Online Warrant is fully vested and expires on August 1, 2008. The America Online Warrant does not have any voting rights, dividend rights or preferences until such time as it is exercised for shares of common stock.

REGISTRATION RIGHTS

    After this offering, holders of the 2,571,428 shares of common stock issuable upon conversion of the outstanding preferred stock upon the closing of this offering will be entitled to registration rights with respect to their shares. These holders can require us to register all or part of their shares at any time following 180 days after this offering, subject to certain conditions. In addition, subject to certain limitations, these holders may also require us to include their shares in future registration statements that we file and may require us to register their shares on Form S-3. Upon registration, such shares are freely tradable in the public market without restriction.

    Also, the holder of the America Online Warrant is entitled to registration rights with respect to the shares of common stock that can be purchased upon exercise of such warrant. This holder can similarly require us to register all or part of its shares at any time following 180 days after this offering, subject to certain conditions. In addition, subject to certain limitations, this holder may also require us to include its shares in future registration statements we file and may require us to register their shares on Form S-3. Upon registration, such shares are freely tradable in the public market without restriction.

CERTAIN ANTI-TAKEOVER EFFECTS

    Certain provisions of Delaware law and our Certificate of Incorporation and Bylaws could make our acquisition and the removal of our incumbent officers and directors by means of a tender offer, a proxy contest or otherwise more difficult. These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of DVD EXPRESS to negotiate first with our management. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

    We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in an "business combination" with an "interested stockholder" for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the "business combination" or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior to the determination of interested stockholder status, did own) 15% or more of a corporation's voting stock. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by our Board of Directors, including discouraging attempts that might result in a premium over the market price for the shares of Common Stock held by stockholders.

    Our Certificate of Incorporation and Bylaws, provide for a staggered Board of Directors, do not provide for cumulative voting in the election of directors, eliminate the right of stockholders to act by written consent and provides that special meetings of the stockholders can only be called by our Board of Directors, Chairman, Chief Executive Officer or President. Also, the authorization of undesignated preferred stock makes it possible for our Board of Directors to issue preferred stock with voting of other rights or preferences that could impede the success of any attempt to change our control. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in our control or management.

TRANSFER AGENT

    Our transfer agent and registrar for our common stock is U.S. Stock Transfer Corporation.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Upon completion of this offering, we will have       shares of common stock
outstanding. Of those shares, a total of             (            if the
underwriters' over-allotment option if exercised in full) will be freely tradable without restriction or further registration under the Securities Act, unless purchased or held by our "affiliates" as that term is defined in Rule 144.

    In general, under Rule 144 as currently in effect, any of our affiliates who have beneficially owned restricted securities for at least one year would be entitled to sell within any three-month period commencing 90 days after the date of this prospectus a number of shares that does not exceed the greater of 1.0%
of the then outstanding shares of common stock (            shares immediately
after the completion of this offering) or the reported average weekly trading volume during the four weeks preceding the sale. Sales under Rule 144 are also subject to certain manner of sale restrictions and notice requirements and to the availability of current public information concerning us. Commencing 180 days after the date of this prospectus, 14,904,000 shares of common stock held by our affiliates will be eligible for sale pursuant to Rule 144, subject to the restrictions under Rule 144 referred to above and, as described below, subject to the agreement of certain holders of common stock to certain restrictions on their ability to sell common stock for a period of 180 days following the consummation of this offering.

    Pursuant to certain lock-up agreements, we and our executive officers, directors and stockholders, have agreed that we will not, without the prior written consent of ING Baring Furman Selz LLC, on behalf of the underwriters, directly or indirectly, offer, sell, offer to sell, contract to sell, pledge, grant any option to purchase or otherwise sell or dispose (or announce any offer, sale, offer of sale, contract of sale, pledge, grant or any option to purchase or other sale or disposition) of any shares of common stock or any securities convertible into, or exercisable or exchangeable for, any shares of common stock, or other similar securities of ours for a period of 180 days from the date of this prospectus, except that such agreements do not prevent us from granting additional options under our Stock Plan or from issuing shares pursuant to our Stock Plan. After such 180 day period, this restriction will expire and shares permitted to be sold under Rule 144 will be eligible for sale. ING Baring Furman Selz LLC may, in its sole discretion, at any time and without notice, release all or any portion of the securities subject to such lock-up agreements.

    Within 90 days after the date of this prospectus, we intend to file a registration statement on Form S-8 covering the 2,250,000 shares of common stock that have been reserved for issuance under the Stock Plan and 300,000 shares of common stock that may be issued upon exercise of options granted to an employee. Shares of common stock issued upon exercise of options after the effective date of the Form S-8 will be available for sale in the public market, subject to Rule 144 volume limitations applicable to our affiliates and to the lock-up agreements.

    Also, holders of 2,571,428 shares of common stock issuable upon exercise of the outstanding preferred stock upon the closing of this offering and the holder of the America Online Warrant are entitled to registration rights. Such holders can require us to register all or part of their shares at any time following 180 days after this offering, subject to certain conditions. If such holders elect to register and sell a large number of shares into the public market, such sales could have an adverse effect on the market price of the common stock.

    Prior to this offering, there has been no public market for the common stock, and no predictions can be made with respect to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the prevailing market price for our common stock. Sales of substantial amounts of our common stock in the public market following this offering, or the perception that such sales may occur, could adversely affect the prevailing market prices for our common stock and impair our ability to raise capital through the sale of equity securities.

                                  UNDERWRITING

    Subject to the terms and conditions of an underwriting agreement, dated
           , 1999, the underwriters named below, who are represented by ING Baring Furman Selz LLC and Friedman, Billings, Ramsey & Co., Inc., have severally agreed to purchase from DVD Express the number of shares of common stock set forth opposite their names below.

                                                                                      NUMBER OF
UNDERWRITERS                                                                           SHARES
-----------------------------------------------------------------------------------  -----------
ING Baring Furman Selz LLC.........................................................
Friedman, Billings, Ramsey & Co., Inc..............................................
                                                                                          -----
Total..............................................................................
                                                                                          -----
                                                                                          -----

    The underwriting agreement provides that the obligations of the several underwriters to purchase and accept delivery of the shares of common stock offered hereby are subject to approval by their counsel of certain legal matters and to certain other conditions. The underwriters are obligated to purchase and accept delivery of all the shares of common stock (other than those shares covered by the over-allotment option described below) if any are purchased.

    The underwriters propose initially to offer the shares of common stock in part directly to the public at the initial public offering price set forth on the cover page of this prospectus and in part to certain dealers (including the
underwriters) at such price less a concession not in excess of $    per share.
The underwriters may allow, and such dealers may re-allow, to certain other
dealers, a concession not in excess of $    per share.

    The following table shows the underwriting discounts and commissions to be paid to the underwriters by us in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares of common stock.

EXERCISE                                                                   NO EXERCISE     FULL
------------------------------------------------------------------------  -------------  ---------
Per share...............................................................    $            $
Total...................................................................    $            $

    Other expenses of this offering (including the registration fees and the fees and expenses of the financial printer, counsel and accountants) payable by
us are expected to be approximately $   .

    We have granted to the underwriters an option, exercisable within 30 days after the date of this prospectus, to purchase, from time to time, in whole or
in part, up to an aggregate of     additional shares of common stock at the
public offering price less the underwriting discounts and commissions. The underwriters may exercise such option solely to cover over-allotments, if any, made in connection with this offering. To the extent that the underwriters exercise such option, each underwriter will become obligated, subject to certain conditions, to purchase its pro rata portion of such additional shares based on such underwriter's percentage underwriting commitment as indicated in the table above.

    We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the underwriters may be required to make in respect of any of those liabilities.

    DVD EXPRESS, along with our executive officers and directors and certain of our existing stockholders, has agreed not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock or enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any shares of common stock for a period of 180 days from the date of this prospectus without the prior written consent of ING Baring Furman Selz LLC. Such consent may be given at any time without public notice. In addition, during such period, we have also agreed not to file any registration statement with respect to, and each of our executive officers, directors and all of our stockholders that hold such rights have agreed not to make any demand for, or exercise any right with respect to, the registration of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock without the prior written consent of ING Baring Furman Selz LLC.

    No action has been taken by us or the underwriters that would permit a public offering of the shares of common stock offered hereby in any jurisdiction other than the United States where action for that purpose is required. The shares of common stock offered hereby may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such shares of common stock be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of such jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about, and to observe, any restrictions relating to the offering of the common stock and the distribution of this prospectus. This prospectus is not an offer to sell or a solicitation of an offer to buy any shares of common stock offered hereby in any jurisdiction in which such an offer or solicitation is unlawful.

    ING Baring Furman Selz LLC has advised DVD EXPRESS that the underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.

    The underwriters and dealers may engage in passive market-making transactions in the common stock in accordance with Rule 103 under Regulation M promulgated by the SEC. In general, a passive market-maker may not bid for or purchase shares of common stock at a price that exceeds the highest independent bid. In addition, the net daily purchases made by any passive market-maker generally may not exceed 30% of its average daily trading volume in the common stock during a specified two-month prior period, or 200 shares, whichever is greater. A passive market-maker must identify passive market-making bids as such on the Nasdaq electronic inter-dealer reporting system. Passive market-making may stabilize or maintain the market price of the common stock above independent market levels. Underwriters and dealers are not required to engage in passive market-making and may end passive market-making activities at any time.

    In connection with this offering, the underwriters may engage in transactions on the Nasdaq National Market or the over-the-counter market or otherwise that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may overallot this offering, creating a syndicate short position. In addition, the underwriters may bid for and purchase shares of common stock in the open market to cover syndicate short positions or to stabilize the price of the common stock. In addition, ING Baring Furman Selz LLC, on behalf of the underwriters, may reclaim selling concessions allowed to an underwriter or dealer if the underwriting syndicate repurchases shares distributed by that underwriter or dealer. These activities may stabilize or maintain the market price of the common stock above independent market levels. The underwriters are not required to engage in these activities and may end any of these activities at any time.

    Prior to this offering, there has been no public market for the common stock. As a result, the initial public offering price for the common stock has been determined by negotiation between DVD EXPRESS and the underwriters. Among the factors considered in determining the public offering price were:

    - prevailing market conditions;

    - DVD EXPRESS' results of operations in recent periods;

    - the present stage of DVD EXPRESS' development;

    - the market capitalizations and development stages of other companies that we and the underwriters believe to be comparable to DVD EXPRESS; and

    - estimates of DVD EXPRESS' growth potential.

                                 LEGAL MATTERS

    Our counsel, Troop Steuber Pasich Reddick & Tobey, LLP, Los Angeles, California, has rendered an opinion to the effect that the common stock offered by us upon sale will be duly and validly issued, fully paid and non-assessable. Brobeck, Phleger & Harrison, LLP, Irvine, California, has acted as counsel to the underwriters in connection with certain legal matters relating to this offering.

                                    EXPERTS

    The financial statements included in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of such firm as experts in giving said reports.

                             ADDITIONAL INFORMATION

    We have filed with the Securities and Exchange Commission in Washington, D.C., a registration statement under the Securities Act with respect to the shares offered hereby. This prospectus does not contain all of the information set forth in such registration statement and the exhibits thereto. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and with respect to any contract or other document filed as an exhibit to such registration statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement is qualified in its entirety by such reference. For further information with respect to us and the shares offered hereby, reference is hereby made to such registration statement and exhibits thereto. A copy of such registration statement, including the exhibits thereto, may be inspected without charge at the Securities and Exchange Commission's principal office in Washington, D.C., and copies of all or any part thereof may be obtained from the Public Reference Section of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of certain prescribed rates.

    Upon consummation of this offering, we will become subject to the informational requirements of the Exchange Act and, in accordance therewith, will file reports and other information with the Securities and Exchange Commission in accordance with its rules. Such reports and other information concerning us may be inspected and copied at the public reference facilities referred to above as well as certain regional offices of the Securities and Exchange Commission.

    The Securities and Exchange Commission maintains a Web site which contains reports, proxy and information statements and other information regarding issuers such as us that file electronically with the Securities and Exchange Commission at http://www.sec.gov.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Report of independent public accountants....................  F-2

Balance sheets as of December 31, 1998 and 1997.............  F-3

Statements of operations for the years ended December 31,
  1998 and 1997 and for the period from October 18
  (inception) to December 31, 1996..........................  F-4

Statements of stockholder's (deficit) equity for the years
  ended December 31, 1998 and 1997 and for the period from
  October 18 (inception) to December 31, 1996...............  F-5

Statements of cash flows for the years ended December 31,
  1998 and 1997 and for the period from October 18
  (inception) to December 31, 1996..........................  F-6

Notes to the financial statements...........................  F-7

After the reincorporation and the concurrent 3-for-2 stock split of each outstanding share of common stock, as discussed in Note 9 of Notes to Consolidated Financial Statements is effected, we expect to be in a position to render the following audit report.

                                          ARTHUR ANDERSEN LLP

Los Angeles, California
February 1, 1999

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

TO THE STOCKHOLDER OF DVD EXPRESS, INC.:

We have audited the accompanying balance sheets of DVD EXPRESS, Inc. (a California corporation, the "Company") as of December 31, 1998 and 1997, and the related statements of operations, stockholder's (deficit) equity, and cash flows for the years ended December 31, 1998 and 1997 and the period from October 18 (inception) to December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of DVD EXPRESS, Inc. as of December 31, 1998 and 1997, and the results of its operations and its cash flows for the years ended December 31, 1998 and 1997 and the period from October 18 to December 31, 1996 in conformity with generally accepted accounting principles.

Los Angeles, California
February 1, 1999 (except with
regard to the matters discussed
in Note 9, as to which the date is
       , 1999)

                               DVD EXPRESS, INC.

                                 BALANCE SHEETS

                                                                            AS OF DECEMBER 31,
                                                                        --------------------------
                                                                           1997          1998
                                                                        -----------  -------------    PRO FORMA
                                                                                                    STOCKHOLDERS'
                                                                                                    EQUITY AS OF
                                                                                                    DECEMBER 31,
                                                                                                        1998
                                                                                                    -------------
                                                                                                     (UNAUDITED)
                                              ASSETS
Current assets:
  Cash and cash equivalents...........................................  $       200  $     904,865
  Accounts receivable.................................................       18,409        254,661
  Inventories.........................................................      250,689      1,803,948
  Prepaid advertising.................................................           --      6,884,901
  Other assets........................................................        6,037         61,269
                                                                        -----------  -------------
    Total current assets..............................................      275,335      9,909,644
Property and equipment, net...........................................       34,653        646,528

Other assets:
  Prepaid advertising.................................................           --      8,745,523
  Intangible assets, net..............................................           --        187,015
                                                                        -----------  -------------
    Total assets......................................................  $   309,988  $  19,488,710
                                                                        -----------  -------------
                                                                        -----------  -------------

                          LIABILITIES AND STOCKHOLDER'S (DEFICIT) EQUITY

Current liabilities:
  Accounts payable....................................................  $   116,785  $   3,082,334
  Accrued expense and other...........................................        1,800        283,627
  Advances under lines of credit......................................           --      3,000,000
  Stockholder loans...................................................           --      1,300,000
                                                                        -----------  -------------
    Total current liabilities.........................................      118,585      7,665,961
                                                                        -----------  -------------

Commitments and contingencies

Stockholder's (Deficit) Equity:
  Preferred stock, $.0001 par value, 10,000,000 shares authorized,
    none issued and outstanding.......................................           --             --  $         171
  Share capital, $.0001 par value, 50,000,000 shares authorized,
    15,000,000 issued and outstanding.................................        1,500          1,500          1,514
  Additional paid-in capital..........................................      348,500     16,494,288     23,751,064
  Accumulated deficit.................................................     (158,597)    (4,673,039)            --
                                                                        -----------  -------------  -------------
    Total stockholder's (deficit) equity..............................      191,403     11,822,749  $  23,752,749
                                                                        -----------  -------------  -------------
    Total liabilities and stockholder's (deficit) equity..............  $   309,988  $  19,488,710
                                                                        -----------  -------------
                                                                        -----------  -------------

        The accompanying notes are an integral part of these statements.

                               DVD EXPRESS, INC.

                            STATEMENTS OF OPERATIONS

                                                                     OCTOBER 18 TO    YEARS ENDED DECEMBER 31,
                                                                     DECEMBER 31,   -----------------------------
                                                                         1996           1997            1998
                                                                     -------------  -------------  --------------
Revenues...........................................................  $          --  $   1,269,241  $   16,906,630
Cost of revenues...................................................             --     (1,046,112)    (15,085,763)
                                                                     -------------  -------------  --------------
    Gross profit...................................................             --        223,129       1,820,867
                                                                     -------------  -------------  --------------

Operating expenses:
  Operating and development........................................             --       (177,051)     (1,309,232)
  Sales and marketing..............................................             --        (96,640)     (4,160,015)
  General and administrative.......................................        (17,007)       (91,028)       (792,063)
                                                                     -------------  -------------  --------------
    Operating loss.................................................        (17,007)      (141,590)     (4,440,443)
Interest expense...................................................             --             --         (73,999)
                                                                     -------------  -------------  --------------
Net loss...........................................................  $     (17,007) $    (141,590) $   (4,514,442)
                                                                     -------------  -------------  --------------
                                                                     -------------  -------------  --------------
Basic and diluted loss per common share............................  $       (0.00) $       (0.01) $        (0.30)
                                                                     -------------  -------------  --------------
                                                                     -------------  -------------  --------------
Weighted average number of shares..................................     15,000,000     15,000,000      15,000,000
                                                                     -------------  -------------  --------------
                                                                     -------------  -------------  --------------
Basic and diluted pro forma loss per common share..................  $       (0.00) $       (0.01) $        (0.30)
                                                                     -------------  -------------  --------------
                                                                     -------------  -------------  --------------
Pro forma weighted average number of shares........................     15,000,000     15,000,000      15,000,000
                                                                     -------------  -------------  --------------
                                                                     -------------  -------------  --------------

        The accompanying notes are an integral part of these statements.

                               DVD EXPRESS, INC.

                  STATEMENTS OF STOCKHOLDER'S (DEFICIT) EQUITY

                                                          COMMON STOCK                                          TOTAL
                                                     -----------------------   ADDITIONAL                   STOCKHOLDER'S
                                                      NUMBER OF                  PAID-IN      ACCUMULATED     (DEFICIT)
                                                        SHARES      AMOUNT       CAPITAL        DEFICIT         EQUITY
                                                     ------------  ---------  -------------  -------------  --------------
Beginning balance..................................            --  $      --  $          --  $          --   $         --
  Capital contribution.............................            --         --         30,000             --         30,000
  Net loss.........................................            --         --             --        (17,007)       (17,007)
                                                     ------------  ---------  -------------  -------------  --------------
Balance, December 31, 1996.........................            --         --         30,000        (17,007)        12,993
  Issuance of common stock.........................    15,000,000      1,500        318,500             --        320,000
  Net loss.........................................            --         --             --       (141,590)      (141,590)
                                                     ------------  ---------  -------------  -------------  --------------
Balance, December 31, 1997.........................    15,000,000      1,500        348,500       (158,597)       191,403
  Capital contribution.............................            --         --      1,150,000             --      1,150,000
  Fair value of options issued in connection with
    purchase of intangible assets..................            --         --          3,463             --          3,463
  Amortization of fair value of warrants issued in
    connection with advertising agreements.........            --         --     14,992,325             --     14,992,325
  Net loss.........................................            --         --             --     (4,514,442)    (4,514,442)
                                                     ------------  ---------  -------------  -------------  --------------
Balance, December 31, 1998.........................    15,000,000  $   1,500  $  16,494,288  $  (4,673,039)  $ 11,822,749
                                                     ------------  ---------  -------------  -------------  --------------
                                                     ------------  ---------  -------------  -------------  --------------

        The accompanying notes are an integral part of these statements.

                               DVD EXPRESS, INC.

                            STATEMENTS OF CASH FLOWS

                                                                         OCTOBER 18 TO   YEARS ENDED DECEMBER 31,
                                                                         DECEMBER 31,   --------------------------
                                                                             1996          1997          1998
                                                                         -------------  -----------  -------------
Cash flows from operating activities:
  Net loss.............................................................   $   (17,007)  $  (141,590) $  (4,514,442)
  Adjustments to reconcile net loss to net cash used in operating activities
    Depreciation and amortization......................................            --         7,706        101,125
    Non-cash advertising cost..........................................            --            --      1,249,360
    Changes in certain assets and liabilities
      Increase in prepaid advertising..................................            --            --     (1,887,459)
      Increase in accounts receivable..................................            --       (18,409)      (236,252)
      Increase in inventories..........................................            --      (250,689)    (1,553,259)
      Increase in other assets.........................................            --        (6,037)       (55,232)
      Increase in accounts payable.....................................            --       116,785      2,965,549
      Increase in accrued expenses and other...........................            --         1,800        281,827
                                                                         -------------  -----------  -------------
        Net cash used in operating activities..........................       (17,007)     (290,434)    (3,648,783)
                                                                         -------------  -----------  -------------
Cash flows from investing activities:
  Additions to property and equipment..................................            --       (42,359)      (695,999)
  Purchase of intangible assets........................................                          --       (200,553)
                                                                         -------------  -----------  -------------
        Net cash used in investing activities..........................            --       (42,359)      (896,552)
                                                                         -------------  -----------  -------------
Cash flows from financing activities:
  Capital contributions................................................        30,000       320,000      1,150,000
  Advances on lines of credit..........................................            --            --      3,000,000
  Stockholder loans....................................................            --            --      1,300,000
                                                                         -------------  -----------  -------------
        Net cash provided by financing activities......................        30,000       320,000      5,450,000
                                                                         -------------  -----------  -------------
Net increase (decrease) in cash and cash equivalents...................        12,993       (12,793)       904,665
Cash and cash equivalents, beginning of period.........................            --        12,993            200
                                                                         -------------  -----------  -------------
Cash and cash equivalents, end of period...............................   $    12,993   $       200  $     904,865
                                                                         -------------  -----------  -------------
                                                                         -------------  -----------  -------------

        The accompanying notes are an integral part of these statements.

                               DVD EXPRESS, INC.

                       NOTES TO THE FINANCIAL STATEMENTS

                           DECEMBER 31, 1998 AND 1997

1. ORGANIZATION, BASIS OF PRESENTATION AND BUSINESS RISKS

    DVD EXPRESS, Inc. (the "Company") a subchapter S corporation (see Note 8), is a specialty retail online video store which uses the Internet as its primary channel of selling and marketing digital versatile disk ("DVD") movies, games, and accessories. The Company was incorporated and commenced principal operations on October 18, 1996.

RISKS OF BUSINESS

    The Company has a limited operating history on which to base an evaluation of its business. The Company will encounter numerous risks including, but not limited to, the need to respond to changes in a rapidly evolving and unpredictable business environment and the ability to manage growth effectively. The Company must, among other things, expand its customer base, successfully implement its business and marketing strategies, continue to develop and upgrade its Web site and provide superior customer service. If the Company is not successful in addressing such risks, it will be materially adversely affected.

SIGNIFICANT LOSSES FROM OPERATIONS

    The Company is an early stage enterprise and has incurred significant net losses since its inception. To date, the Company has funded operations through the sale of Company stock, bank debt, and loans from the sole stockholder. There can be no assurance that the Company will continue to be able to raise additional capital as needed, which could have a material adverse effect on the Company's business, financial condition or results of operations. Additionally, there is no assurance that the Company will attain profitability in the future. The Company's prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in the early stages of development, particularly companies in new and rapidly evolving markets such as online commerce.

    The Company intends to continue investing heavily in marketing and promotion, strategic alliances, Web site development and technology, and development of its administrative organization. As a result, the Company believes that it will continue to incur substantial operating losses for the foreseeable future, and at rates significantly above current levels. Achieving profitability depends upon the Company's ability to generate and sustain substantially increased revenue levels. There can be no assurance that the Company will be able to generate sufficient revenues or gross margins to achieve or sustain profitability in the future.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                               DVD EXPRESS, INC.

                           DECEMBER 31, 1998 AND 1997

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
CASH AND CASH EQUIVALENTS

    The Company considers cash and cash equivalents to consist of all highly liquid debt instruments purchased with an initial maturity of three months or less.

ACCOUNTS RECEIVABLE

    Accounts receivable consist primarily of credit card receivables. The carrying amount of these receivables approximates realizable value.

INVENTORY

    Inventories are comprised of DVD movies, videos and DVD-ROM software and are stated at the lower of cost (first-in, first-out method) or market.

PREPAID ADVERTISING

    The Company has entered into certain long-term marketing agreements. Payments made and the fair value of other equity consideration are capitalized as prepaid advertising which are amortized over the expected useful life based upon the term or guaranteed impressions (see Note 5).

INTANGIBLE ASSET

    Intangible assets consists of amounts paid for domain names on the World Wide Web (URL's). The Company entered into an agreement for the purchase of the following domain names: "dvd.com," "hometheater.com," and "hometheater.net" for $200,553 in cash and the grant of stock options to purchase 10,000 shares of common stock at an exercise price of $7.00 per share. Such options are fully vested and expire on August 15, 1999. The options have been valued in accordance with the provisions of Financial Accounting Standards Board Statement No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123") (see also Note 7). The assets are being amortized over 5 years on a straight-line basis.

PROPERTY AND EQUIPMENT

    Property and equipment is stated at cost less accumulated depreciation. Depreciation is computed utilizing the straight-line method. These assets are depreciable over the estimated useful lives as follows:

Furniture and equipment........................... 5 years
Computer equipment................................ 3 years
Leasehold improvements............................ Life of lease or asset life if shorter

    Major renewals and improvements are capitalized. Any maintenance and repairs which do not improve or extend the life of the assets are expensed as incurred.

    The cost and accumulated depreciation for property and equipment sold, retired or otherwise disposed of are relieved from the respective accounts and resulting gains and losses are reflected in income.

                               DVD EXPRESS, INC.

                           DECEMBER 31, 1998 AND 1997

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
LONG LIVED ASSETS

    The Company had adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets to be Disposed of." This statement establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used and for long-lived assets and certain identifiable intangibles to be disposed of. The carrying value of existing assets are reviewed when events or changes in circumstances indicate that an impairment test is necessary in order to determine if an impairment has occurred. When factors indicate that such assets should be evaluated for possible impairment, the Company will estimate the future cash flows expected to result from the use of the assets and their eventual disposition, and compare the amounts to the carrying value of the assets to determine if an impairment loss has occurred.

REVENUE RECOGNITION

    Revenues, which consists primarily of DVD movies sold via the Internet, include outbound shipping and handling charges and are recognized when the products are shipped.

PRO FORMA NET LOSS PER COMMON SHARE

    The Company has presented pro forma net loss per share amount for the years ended December 31, 1998, 1997 and the period from October 18 to December 31, 1996 pursuant to Statement of Financial Accounting Standards ("SFAS") No. 128 "Earnings per Share" and the Securities and Exchange Commission Staff accounting Bulletin No. 98. Basic loss per share is calculated by dividing net loss available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted loss per share, which replaced fully diluted loss per share, reflects the potential dilution from the exercise or conversion of securities into common stocks.

INCOME TAXES

    The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). SFAS 109 specifies an asset and liability approach, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events, which have been recognized in the Company's financial statements.

    The Company has historically elected to file federal and state income tax returns as a S corporation and as a result, is not subject to federal income tax but may be subject to state income tax in certain states. In accordance with the S corporation election, taxable income or loss of the Company is included in the computation of adjusted gross income of the Company's sole stockholder. As the Company has reported losses since inception and is paying only the minimum state tax required, no state income tax provision has been recorded.

    As of January 1, 1999, the Company terminated its S corporation status and will record the effect of such termination in the first quarter of 1999 (see
Note 8).

                               DVD EXPRESS, INC.

                           DECEMBER 31, 1998 AND 1997

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
GOING CONCERN

    The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As shown in the accompanying balance sheets, liabilities exceed assets at December 31, 1998; nevertheless, the management of the Company intends to fund operations as necessary in order for the Company to continue as a going concern through at least December 31, 1999.

COMPREHENSIVE INCOME

    Aside from net income (loss), there are no other comprehensive income items for the years ended December 1998 and 1997 and the period from October 18, 1996 to December 31, 1996.

SEGMENT REPORTING

    The Company adopted SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information" ("SFAS 131") in 1998. This statement requires companies to report certain information about operating segments in a financial statement and information about their products and services, the geographic areas in which they operate, and their major customers. The Company has adopted SFAS 131 in 1998. As the Company has only one reportable operating segment of its business there is no segment information to report for the years ended December 1998 and 1997 and the period from October 18 to December 31, 1996, other than the following geographic information. The Company has no assets outside the United States and all transactions are denominated in United States dollars.

    Revenues earned from product shipments to geographic areas are as follows in 1998: United States and possessions $9,274,828; Europe $3,456,798; and rest of world $2,119,555. In 1997, product shipments were: United States and possesions $660,380; Europe $246,129; and rest of world $150,915.

    Revenues from total worldwide shipping charges totaled $2,055,450 and $146,351 in 1998 and 1997, respectively.

                               DVD EXPRESS, INC.

                           DECEMBER 31, 1998 AND 1997

3. PROPERTY AND EQUIPMENT

    Property and equipment consists of the following:

                                                         DECEMBER 31, 1997  DECEMBER 31, 1998
                                                         -----------------  -----------------
Furniture and equipment................................      $   8,168         $   270,869
Computer equipment.....................................         34,191             221,652
Leasehold improvements.................................             --             245,837
                                                               -------            --------
                                                                42,359             738,358
Less: Accumulated depreciation.........................         (7,706)            (91,830)
                                                               -------            --------
                                                             $  34,653         $   646,528
                                                               -------            --------
                                                               -------            --------

4. BANK AND OTHER DEBT

LINES OF CREDIT

    In July 1998, the Company entered into a revolving line of credit with Wells Fargo Bank National Association aggregating $1,000,000. The interest expense is computed at a rate of .75% above prime rate (8.5% at December 31, 1998) beginning on September 1, 1998. The revolving line of credit expires on September 1, 1999.

    In October 1998, the Company entered into an additional revolving line of credit with Wells Fargo Bank National Association aggregating $2,000,000. The interest expense is computed at a rate of .25% below prime rate (7.5% at December 31, 1998) beginning on October 1, 1998. The revolving line of credit expires on November 1, 1999.

5. COMMITMENTS AND CONTINGENCIES

LEGAL PROCEEDINGS

    Management believes, based upon the advice of legal counsel, that there are no proceedings, either threatened or pending, against the Company that could result in a material adverse effect on the results of operations or the financial condition of the Company.

LETTERS OF CREDIT

    On February 11, 1998, the Company entered into an agreement expiring on September 1, 1999 under which Wells Fargo Bank, National Association will issue standby letters of credit not to exceed $750,000. As of December 31, 1998, the Company has no letters of credits outstanding.

OPERATING LEASE AGREEMENTS

    Prior to April 1998, the Company occupied business premises subject to a month to month lease. The Company entered into a three-year operating lease agreement for office space on April 1, 1998, which was amended to include additional premises on August 5, 1998. Total rent expense for the years ended December 31, 1998 and 1997, and the period from October 18 to December 31, 1996 was $159,598, $18,267, and $0, respectively.

                               DVD EXPRESS, INC.

                           DECEMBER 31, 1998 AND 1997

5. COMMITMENTS AND CONTINGENCIES (CONTINUED)
    Future minimum lease payments at December 31, 1998, relating to the Company's non-cancelable operating leases, are as follows:

FISCAL YEAR
----------------------------------------------------------------------------------
1999..............................................................................  $  324,842
2000..............................................................................     324,842
2001..............................................................................      91,319
                                                                                    ----------
                                                                                    $  741,003
                                                                                    ----------
                                                                                    ----------

MARKETING AGREEMENTS, STRATEGIC ALLIANCES AND SYSTEM PROVIDERS

AMERICA ONLINE AGREEMENT

    In August 1998, the Company entered into an agreement with America Online Inc. pursuant to which America Online will provide the Company with premier positioning throughout the America Online service (including the Entertainment, Shopping, Lifestyles, Travel, Influence and Research and Learn channels) on AOL and America Online's Digital City. The initial term of the agreement ends October 2001. The Company has guaranteed payments during the term to America Online of $15 million and, under certain circumstances, a percentage of our revenues attributable to America Online member traffic. (See also Note 7).

INFOSEEK AGREEMENT

    In October 1998, the Company entered into a distribution agreement with Infoseek Corporation (commonly known as Go.com) pursuant to which Go.com will feature us in its Entertainment Channel and various other areas throughout the service. During the 24-month term of the agreement, the Company is obligated to pay Infoseek a minimum of $5.3 million plus a percentage of our revenues attributable to Go.com member traffic.

ONE ZERO MEDIA AGREEMENT

    In September 1998, the Company entered into an agreement with One Zero Media, Inc. One Zero Media is the exclusive producer and aggregating partner for the "Entertainment Zone," the entertainment content area within the "AltaVista" Web site. Pursuant to the agreement, the Company has been appointed as the sole provider of the Entertainment Zone's DVD Store Area. The agreement also contemplates significant promotional efforts on behalf of the Company in both the Entertainment Zone and on the Wild Wild Web syndicated television show. The Company pays One Zero Media based on the amount of traffic originating from AltaVista.

SYSTEM PROVIDERS

    The Company depends on Pandesic LLC ("Pandesic") to develop and service its commerce systems, including the software that operates the transaction-processing systems. The current agreement with Pandesic runs through May, 2000 and requires minimum payments plus a percentage of revenues to be made. If Pandesic terminates the agreement early or if the agreement is not renewed, the

                               DVD EXPRESS, INC.

                           DECEMBER 31, 1998 AND 1997

5. COMMITMENTS AND CONTINGENCIES (CONTINUED)
Company would be forced to either enter into a relationship with another third-party provider or undertake to develop and service its commerce systems internally.

    The Company is required to pay aggregate minimum fees under marketing agreements, strategic alliances and system providers as follows:

FISCAL YEAR
-------------------------------------------------------------------------------
1999...........................................................................  $  13,942,575
2000...........................................................................      7,839,394
2001...........................................................................      2,475,000
                                                                                 -------------
                                                                                 $  24,256,969
                                                                                 -------------
                                                                                 -------------

    The costs associated with its marketing agreements and strategic alliances are being amortized over the contract terms, with the amortization method primarily based on the rate of delivery of the guaranteed number of impressions to be received during the contract term.

    Many of the Company's agreements, including the AOL, Go.com, and OZM Agreements, contain provisions which may require additional payments to be made by the Company based on factors such as click-throughs and new customers generated. Such payments are expensed as incurred. The Company will continue to evaluate the realizability of assets recorded, if any, related to the AOL, Go.com, OZM and other agreements, and, if necessary, write down the assets to realizable value.

6. RELATED PARTY TRANSACTIONS

    In December 1998, the Company entered into two agreements to borrow a total of $1,300,000 from its sole stockholder. Through December 31, 1998, the sole stockholder has not drawn a salary for his services.

7. SHARE CAPITAL

    The Company has authorized 50,000,000 $.0001 par value shares of Common Stock and 10,000,000 $.0001 par value shares of Preferred Stock. The sole stockholder has contributed capital of $1,500,000 as of December 31, 1998 and holds 15,000,000 shares of issued and outstanding Common Stock.

AOL WARRANT

    On October 1, 1998, the Company granted a warrant to America Online, Inc. ("AOL Warrant") to purchase up to 1,384,007 shares of Common Stock at an exercise price of $5.60 per share. The AOL Warrant is fully vested. The AOL Warrant expires on August 1, 2008. The AOL Warrant does not have any voting rights, dividend rights or preferences until such time as it is exercised for shares of Common Stock.

STOCK OPTION PLAN

    The Company adopted a stock option incentive plan (the "Plan") during 1998. The Plan allows for the granting of up to 2,250,000 stock options to certain employees, officers or consultants at a price not

                               DVD EXPRESS, INC.

                           DECEMBER 31, 1998 AND 1997

7. SHARE CAPITAL (CONTINUED)
less than 100% of the market value of the Company's Common Stock or issue nonqualified stock options pursuant to the Plan. The Plan prescribes general terms for the exercise of options and option periods subject to the condition that all options terminate not more than ten years from the date of grant. Options granted are at the discretion of the Board of Directors, however, in no event shall any option vest at a rate of less than 20% per year over five years from the grant date.

    The Company accounts for the Plan under APB Opinion No. 25, "Accounting for Stock Issued to Employees". Under APB Opinion No. 25, compensation cost is not recognized for options issued at market value of the Common Stock at the date of the grant. Had compensation cost for the Plan been determined consistent with SFAS 123, the Company's net loss would have been increased to the following pro forma amounts:

                                                       YEARS ENDED DECEMBER 31,
                                                    -------------------------------
                                                        1997             1998
                                                    -------------   ---------------
Net loss--as reported.............................      $(141,590)      $(4,514,442)
Net loss--pro forma...............................      $(142,740)      $(4,607,880)

    The fair value of each option grant was estimated on the date of grant using the minimum value method with the following weighted average assumptions for grants during 1998 and in 1997, respectively: risk-free interest rates of 5.47% and 6.44%, expected lives of four years, zero volatility and payments of no dividends.

    Information regarding stock options awarded under the Plan are as follows:

                                            DECEMBER 31, 1997          DECEMBER 31, 1998
                                          ---------------------   ----------------------------
                                                      WTD AVG.                       WTD AVG.
                                           SHARES    EX. PRICE       SHARES         EX. PRICE
                                          ---------  ----------   -------------     ----------
Options outstanding at beginning of
  period................................         --        --                --       $   --
  Granted...............................         --        --           591,000         2.83
  Exercised.............................         --        --                --           --
  Canceled..............................         --        --            (9,000)        4.00
                                          ---------       ---     -------------        -----
Options outstanding at end of period....         --    $   --           582,000         2.81
                                          ---------       ---     -------------        -----
                                          ---------       ---     -------------        -----
Options exercisable at end of period....         --    $   --           177,225       $ 1.40
                                          ---------       ---     -------------        -----
                                          ---------       ---     -------------        -----

    The following summarizes the number of shares exercisable and the exercise price at December 31, 1998:

EXERCISE PRICE                                                                        SHARES
-----------------------------------------------------------------------------------  ---------
$1.33..............................................................................     41,781
$1.67..............................................................................     27,213
$3.34..............................................................................     43,919
$4.00..............................................................................     49,312
$4.70..............................................................................     15,000
                                                                                     ---------
                                                                                       177,225
                                                                                     ---------
                                                                                     ---------

                               DVD EXPRESS, INC.

                           DECEMBER 31, 1998 AND 1997

7. SHARE CAPITAL (CONTINUED)
    The Company has also granted options to purchase 300,000 shares of common stock to an employee at an exercise price of $.0667 per share. As of December 31, 1998 118,767 of these shares are exercisable.

    The weighted average remaining contractual life of all outstanding options at December 31, 1998, was 9.3 years.

8. INCOME TAXES

    Prior to January 1, 1999, the Company operated as a S corporation, and therefore was not subject to federal income taxes and only to state income taxes at a reduced rate. As a S corporation, the Company's stockholders were subject to federal and state taxes based on the Company's earnings. As a result of terminating the Company's S corporation status on January 1, 1999, the Company will be required to record a one-time, non-cash charge against historical earnings for additional deferred taxes based upon the increase in the effective tax rate from the Company's S corporation status to C corporation status. The deferred taxes are a result of timing differences, principally depreciation expense, operating losses and other accrued expenses between amounts deducted for tax purposes as compared to financial statement purposes. This charge will be zero as all net deferred tax assets have been fully offset by a valuation allowance as their realization is uncertain in the first quarter of 1999. The following pro forma tax information is presented as if the Company was a C corporation since inception.

    Under SFAS 109, deferred tax assets may be recognized for temporary differences that will result in deductible amounts in future periods and for loss carryforwards. A valuation allowance is recognized if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax asset will not be realized.

    The tax effects of temporary differences which give rise to deferred tax assets (liabilities) for 1998 and 1997 are as follows:

                                                         DECEMBER 31, 1997  DECEMBER 31, 1998
                                                         -----------------  -----------------
Deferred tax assets:
  Depreciation and amortization........................     $        --       $      25,993
  Accrued expenses and other...........................              --               8,082
  Net operating loss...................................          64,977           1,904,153
                                                               --------     -----------------
    Subtotal gross tax (assets)........................          64,977           1,938,228
  Valuation allowance..................................         (64,977)         (1,938,228)
                                                               --------     -----------------
    Net deferred tax assets............................     $        --       $          --
                                                               --------     -----------------
                                                               --------     -----------------

                               DVD EXPRESS, INC.

                           DECEMBER 31, 1998 AND 1997

8. INCOME TAXES (CONTINUED)
    The pro forma provision for income taxes for the years ended December 31, 1998, 1997 and for the period from October 18 to December 31, 1996 follows:

                                                                     YEARS ENDED DECEMBER 31,
                                                    OCTOBER 18 TO    -------------------------
                                                  DECEMBER 31, 1996     1997         1998
                                                  -----------------  ----------  -------------
Current
  Federal.......................................      $  (5,952)     $  (49,557) $  (1,599,117)
  State.........................................         (1,021)         (8,447)      (274,134)
                                                        -------      ----------  -------------
                                                         (6,973)        (58,004)    (1,873,251)
Deferred........................................          6,973          58,004      1,873,251
                                                        -------      ----------  -------------
  Pro forma provision for income taxes..........      $      --      $       --  $          --
                                                        -------      ----------  -------------
                                                        -------      ----------  -------------

    The following is a summary reconciliation of the effective tax rate to the assumed federal tax rate:

                                                                                   YEARS ENDED DECEMBER 31,
                                                                OCTOBER 18 TO      ------------------------
                                                              DECEMBER 31, 1996       1997         1998
                                                            ---------------------     -----        -----
Assumed federal tax rate on pre-tax book loss.............               35%               35%          35%
State taxes...............................................                6%                6%           6%
Valuation allowance.......................................              (41)%             (41)%        (41)%
                                                                         --                --           --
Effective pro forma tax rate..............................                0%                0%           0%
                                                                         --                --           --
                                                                         --                --           --

9. REINCORPORATION AND STOCK SPLIT

    On (BLANK DATE), 1999, the Company reincorporated in Delaware and effected a concurrent 3-for-2 stock split of each outstanding share of Common stock. All share, stock option and warrant data have been restated to reflect the stock split.

10. SUBSEQUENT EVENTS

    On January 4, 1999, the Company entered into a Series A Convertible Preferred Stock Purchase Agreement with Geocapital IV, L.P. and Geocaptial V, L.P. ("Geocapital"). The Company has sold to Geocapital 1,714,285 shares of its Series A Convertible Preferred Stock for $12,000,000 less offering costs of $720,000. The shares are convertible into Common Stock at the rate of 3-for-2 upon completion of the Company's initial public offering. On January 15, 1999, the Company sold 135,000 shares of Common Stock for net proceeds of $630,000. Unaudited pro forma stockholders' equity reflects the assumed conversion of the Series A Preferred Stock and the conversion from an S corporation to a C corporation.

    On January 7, 1999, the Company launched dvd.com, the first full-service information destination for up-to-the-minute information on DVD entertainment, technology and news. It will deliver DVD news and resources, entertaining celebrity and DVD features, personalized technical help, reviews, and behind-the-scenes of the production of movies and DVD.

                         [PICTURES OF COMPANY PRODUCTS]

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, THIS INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATED OR AN OFFER TO SELL, OR A SOLICITATION OR AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                           --------------------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................     3
Risk Factors..............................................................     8
Cautionary Notice Regarding Forward-Looking Statements....................    20
Termination of S Corporation Status.......................................    21
Use of Proceeds...........................................................    22
Dividend Policy...........................................................    22
Capitalization............................................................    23
Dilution..................................................................    24
Selected Financial Data...................................................    25
Management's Discussion and Analysis of Financial Condition and Results of
  Operations..............................................................    27
Business..................................................................    32
Management................................................................    42
Certain Relationships and Related Transactions............................    47
Principal Stockholders....................................................    48
Description of Capital Stock..............................................    49
Shares Eligible For Future Sale...........................................    51
Underwriting..............................................................    52
Legal Matters.............................................................    55
Experts...................................................................    55
Additional Information....................................................    55
Index to Financial Statements.............................................   F-1

    UNTIL      , 1999 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS
EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                         SHARES

                                     [LOGO]

                               DVD EXPRESS, INC.

                                  COMMON STOCK

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                           ING BARING FURMAN SELZ LLC
                            FRIEDMAN BILLINGS RAMSEY
                                          , 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table itemizes the expenses we incurred in connection with this offering, other than underwriting discounts. All the amounts shown are estimates except the Securities and Exchange Commission registration fee and the NASD filing fee.

Registration fee--Securities and Exchange Commission..............  $  15,985
NASD filing fee...................................................      6,250
Nasdaq National Market fee........................................     50,000
Accounting fees and expenses......................................    175,000
Legal fees and expenses (other than blue sky).....................    250,000
Blue sky fees and expenses, including legal fees..................      5,000
Printing; stock certificates......................................    100,000
Transfer agent and registrar fees.................................      5,000
Miscellaneous.....................................................     42,765
                                                                    ---------

  Total...........................................................  $ 650,000
                                                                    ---------
                                                                    ---------

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Our Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for (i) any breach of their duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unlawful payments of dividends or unlawful stock repurchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit. Such limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or recession.

    Our Certificate of Incorporation and Bylaws provide that we shall indemnify our directors and executive officers and may indemnify our other officers, employees and other agents to the fullest extent permitted by law. We believe that indemnification under our Bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our Certificate of Incorporation also permits us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the provisions of law would permit such indemnification.

    In addition to the indemnification provided for in our Certificate of Incorporation, we plan to enter into agreements to indemnify our directors and executive officers. These agreements, among other things, provide for indemnification of our directors and executive officers for certain expenses (including attorneys' fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of DVD EXPRESS, arising out of such person's services as a director or executive officer of DVD EXPRESS, any subsidiary of DVD EXPRESS or any other company or enterprise to which the person provides services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

    At present, we are not aware of any pending or threatened litigation or proceeding involving a director, officer, employee or agent in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

    Section   of the Underwriting Agreement filed as Exhibit 1.1 hereto sets forth certain provisions with respect to the indemnification of certain controlling persons, directors and officers against certain losses and liabilities, including certain liabilities under the Securities Act.

    We plan to obtain director and officer liability insurance.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

    Reference is made to the following documents filed as exhibits to this Registration Statement regarding relevant indemnification provisions described above and elsewhere herein:

DOCUMENT                                                                        EXHIBIT NUMBER
-----------------------------------------------------------------------------  -----------------
Proposed form of Underwriting Agreement*.....................................            1.1
Registrant's Certificate of Incorporation....................................            3.3
Registrant's Bylaws..........................................................            3.4
Registrant's Form of Indemnification Agreement...............................           10.4
Tax Agreement*...............................................................           10.5

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

    On June 1, 1997, we issued stock options to purchase up to 300,000 shares of Common Stock at $.0667 per share to Joan Abend. The issuance and sale of these securities is exempt from the registration requirements of the Securities Act pursuant to Section 4(2) of the Securities Act as a transaction not involving any public offering, and also pursuant to Rule 701 because the offer and sale of the securities was pursuant to a compensatory benefit plan relating to compensation.

    On March 1, 1998, we issued pursuant to the Stock Plan stock options to purchase up to 150,000 shares of Common Stock at $1.34 per share to Jason Vagner. The issuance and sale of these securities is exempt from the registration requirements of the Securities Act pursuant to Section 4(2) of the Securities Act as a transaction not involving any public offering, and also pursuant to Rule 701 because the offer and sale of the securities was pursuant to a compensatory benefit plan relating to compensation.

    On April 1, 1998, we issued pursuant to the Stock Plan stock options to purchase an aggregate of 108,750 shares of Common Stock at $1.67 per share to four of our employees. The issuance and sale of these securities is exempt from the registration requirements of the Securities Act pursuant to Section 4(2) of the Securities Act as a transaction not involving any public offering, and also pursuant to Rule 701 because the offer and sale of the securities was pursuant to a compensatory benefit plan relating to compensation.

    On June 1, 1998, we issued pursuant to the Stock Plan stock options to purchase an aggregate of 70,500 shares of Common Stock at $3.34 per share to eight of our employees. The issuance and sale of these securities is exempt from the registration requirements of the Securities Act pursuant to Section 4(2) of the Securities Act as a transaction not involving any public offering, and also pursuant to Rule 701 because the offer and sale of the securities was pursuant to a compensatory benefit plan relating to compensation.

    On August 1, 1998, we issued pursuant to the Stock Plan stock options to purchase up to 112,500 shares of Common Stock at $4.00 per share to Steven Antebi. The issuance and sale of these securities is exempt from the registration requirements of the Securities Act pursuant to
Section 4(2) of the Securities Act as a transaction not involving any public offering, and also pursuant to Rule 701 because the offer and sale of the securities was pursuant to a compensatory benefit plan relating to compensation.

    On August 1, 1998, we issued pursuant to the Stock Plan stock options to purchase an aggregate of 84,750 shares of Common Stock at $4.00 per share to six of our employees. The issuance and sale of these securities is exempt from the registration requirements of the Securities Act pursuant to Section 4(2) of the Securities Act as a transaction not involving any public offering, and also pursuant to Rule 701 because the offer and sale of the securities was pursuant to a compensatory benefit plan relating to compensation.

    On August 1, 1998, we granted a warrant to purchase up to 1,384,007 shares of Common Stock at $5.60 per share to America Online, Inc. The issuance and sale of these securities is exempt from the registration requirements of the Securities Act pursuant to Section 4(2) of the Securities Act as a transaction not involving any public offering.

    On August 15, 1998, we issued pursuant to the Stock Plan stock options to purchase up to 15,000 shares of Common Stock at $4.67 per share to Tushar Patel. The issuance and sale of these securities is exempt from the registration requirements of the Securities Act pursuant to Section 4(2) of the Securities Act as a transaction not involving any public offering, and also pursuant to Rule 701 because the offer and sale of the securities was pursuant to a compensatory benefit plan relating to compensation.

    On December 1, 1998, we issued pursuant to the Stock Plan stock options to purchase an aggregate of 40,500 shares of Common Stock at $4.00 per share to six of our employees. The issuance and sale of these securities is exempt from the registration requirements of the Securities Act pursuant to Section 4(2) of the Securities Act as a transaction not involving any public offering, and also pursuant to Rule 701 because the offer and sale of the securities was pursuant to a compensatory benefit plan relating to compensation.

    On January 4, 1999, we sold an aggregate of 1,714,285 shares of our Series A Convertible Preferred Stock to Geocapital V, L.P., Geocapital IV, L.P. and Broadview Partners Group for an aggregate offering price of $12 million less $720,000 in underwriting commissions. The 1,714,285 shares of Series A Convertible Preferred Stock will convert into 2,571,428 shares of common stock (post 3-for-2 stock split) upon the closing of this offering. Post conversion and stock split, the purchase price of the Series A Convertible Preferred Stock is effectively $4.67 per share. The issuance and sale of these securities is exempt from the registration requirements of the Securities Act pursuant to
Section 4(2) and Rule 506 of the Securities Act as a transaction not involving any public offering.

    On January 15, 1999, we sold an aggregate of 135,000 shares of our Common Stock to three directors, Steve Antebi, Norman Pattiz and Stephen Cannell, for a purchase price of $4.67 per share. The issuance and sale of these securities is exempt from the registration requirements of the Securities Act pursuant to
Section 4(2) and Rule 506 of the Securities Act as a transaction not involving any public offering. On January 15, 1999, we also issued pursuant to the Stock Plan options to purchase an aggregate of 75,000 shares of Common Stock at $4.67 per share to each of Mr. Pattiz and Mr. Cannell. The issuance and sale of these securities is exempt from the registration requirements of the Securities Act pursuant to Section 4(2) of the Securities Act as a transaction not involving any public offering, and also pursuant to Rule 701 because the offer and sale of the securities was pursuant to a compensatory benefit plan relating to compensation.

    On February 1, 1999, we issued pursuant to the Stock Plan stock options to purchase an aggregate of 225,000 shares of Common Stock at $4.00 per share to two of our employees. The issuance and sale of these securities is exempt from the registration requirements of the Securities Act pursuant to

Section 4(2) of the Securities Act as a transaction not involving any public offering, and also pursuant to Rule 701 because the offer and sale of the securities was pursuant to a compensatory benefit plan relating to compensation.

    On February 1, 1999, we issued pursuant to the Stock Plan stock options to purchase up to 65,250 shares of Common Stock at $4.67 per share to eleven of our employees. The issuance and sale of these securities is exempt from the registration requirements of the Securities Act pursuant to Section 4(2) of the Securities Act as a transaction not involving any public offering, and also pursuant to Rule 701 because the offer and sale of the securities was pursuant to a compensatory benefit plan relating to compensation.

    On March 1, 1999, we issued pursuant to the Stock Plan stock options to purchase an aggregate of 27,000 shares of Common Stock at $8.00 per share to three of our employees. The issuance and sale of these securities is exempt from the registration requirements of the Securities Act pursuant to Section 4(2) of the Securities Act as a transaction not involving any public offering, and also pursuant to Rule 701 because the offer and sale of the securities was pursuant to a compensatory benefit plan relating to compensation.

ITEM 16.  EXHIBITS.

  EXHIBIT
  NUMBER     EXHIBIT DESCRIPTION
-----------  --------------------------------------------------------------------------------------------------------
       1.1   Form of Underwriting Agreement.*

       3.1   Amended and Restated Articles of Incorporation of the Registrant's predecessor.

       3.2   Amended and Restated Bylaws of the Registrant's predecessor.

       3.3   Certificate of Incorporation of Registrant.

       3.4   Bylaws of Registrant.

       4.1   Specimen Stock Certificate of Common Stock of Registrant.*

       5.1   Opinion and Consent of Troop Steuber Pasich Reddick & Tobey, LLP.*

      10.1   1998 Stock Incentive Plan.

      10.2   Form of Registrant's Stock Option Agreement (Non-Statutory Stock Option).

      10.3   Form of Registrant's Stock Option Agreement (Incentive Stock Option).

      10.4   Form of Director and Officer Indemnification Agreement.

      10.5   Tax Indemnification Agreement, dated March 1, 1999, between Registrant and Michael Dubelko.*

      10.6   Employment Agreement, dated March 1, 1999, between the Registrant and Michael Dubelko.*

      10.7   Employment Agreement, dated March 1, 1999, between the Registrant and Andrew Crist.*

      10.8   Office Space Lease, dated January 16, 1998, between the Registrant and Jahra Investments, N.V., as amended by the First Amendment to Office Building Lease dated August 5, 1998.

      10.9   Interactive Marketing Agreement, dated August 1, 1998, between the Registrant and America Online, Inc.+

      10.10  Common Stock Subscription Warrant, dated August 1, 1998, between the Registrant and America Online,
               Inc.*

      10.11  Affiliate Agreement, dated September 1, 1998, between the Registrant and One Zero Media, Inc.+

      10.12  Distribution Agreement, dated October 13, 1998, between the Registrant and Infoseek Corporation.+

  EXHIBIT
  NUMBER     EXHIBIT DESCRIPTION
-----------  --------------------------------------------------------------------------------------------------------
      10.13  E-Business Solution Agreement, dated March 25, 1998, between the Registrant and Pandesic, LLC, as amended on April 9, 1999.+

      10.14  Purchase Agreement for DVD.COM, dated August 3, 1998, between the Registrant and Tushar Patel.

      10.15  Revolving Line of Credit Note, dated July 23, 1998, between the Registrant and Wells Fargo Bank,
               National Association, as amended by the Addendum to Promissory Note dated July 23, 1998, and the
               Continuing Guaranty to Wells Fargo Bank, National Association, dated January 23, 1998, executed by
               Michael J. Dubelko.

      10.16  Revolving Line of Credit Note, dated October 1, 1998, between the Registrant and Wells Fargo Bank,
               National Association, as amended by the Addendum to Promissory Note dated October 1, 1998, and the
               Continuing Guaranty to Wells Fargo Bank, National Association, dated October 1, 1998, executed by
               Michael J. Dubelko.

      10.17  Letter of Credit, dated February 11, 1998, issued by Wells Fargo Bank, National Association to the
               Registrant.

      10.18  Registration Rights Agreement, dated December 31, 1998, between the Registrant, Michael Dubelko, America
               Online, Inc., Geocapital V, L.P., Geocapital IV, L.P. and Broadview Partners Group.*

      10.19  Option Agreement, dated June 1, 1997, between the Registrant and Joan Abend.

      11.1   Earnings (Loss) per share.*

      23.1   Consent of Troop Steuber Pasich Reddick & Tobey, LLP (included in its opinion filed as Exhibit 5.1 hereto).*

      23.2   Consent of Arthur Andersen LLP.*

      24.1   Power of Attorney (included on signature page).

      27.1   Financial Data Schedule.

------------------------

*   To be filed by Amendment.

+   Confidential treatment requested as to certain portions of this exhibit.

ITEM 17.  UNDERTAKINGS.

    (a) The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

    (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer of controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    (c) The undersigned registrant hereby undertakes that:

        (1) For the purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on April 12, 1999.

                                DVD EXPRESS, INC.

                                By:            /s/ MICHAEL J. DUBELKO
                                     -----------------------------------------
                                     Michael J. Dubelko, CHAIRMAN OF THE BOARD,
                                       CHIEF EXECUTIVE OFFICER AND PRESIDENT

                               POWER OF ATTORNEY

    Each person whose signature appears below constitutes and appoints Michael Dubelko and Andrew Crist, and each of them, as his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and his name, place and stead, in any and all capacities, to sign any or all amendments (including post effective amendments) to this Registration Statement and a new Registration Statement filed pursuant to Rule 462(b) of the Securities Act of 1933 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

    /s/ MICHAEL J. DUBELKO      Chairman of the Board,
------------------------------    Chief Executive Officer     April 12, 1999
      Michael J. Dubelko          and President

                                Chief Financial Officer
     /s/ ANDREW T. CRIST          and Secretary (Principal
------------------------------    Financial and Accounting    April 12, 1999
       Andrew T. Crist            Officer)

     /s/ STEVEN S. ANTEBI
------------------------------  Director                      April 12, 1999
       Steven S. Antebi

     /s/ KIMBERLY S. EADS
------------------------------  Director                      April 12, 1999
       Kimberly S. Eads

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

     /s/ NORMAN J. PATTIZ
------------------------------  Director                      April 12, 1999
       Norman J. Pattiz

    /s/ STEPHEN J. CANNELL
------------------------------  Director                      April 12, 1999
      Stephen J. Cannell

     /s/ HAROLD E. HUGHES
------------------------------  Director                      April 12, 1999
       Harold E. Hughes